Exhibit 10.1

PRIVATE & CONFIDENTIAL

To:	The Directors
Amber Mergerco Inc. (the "Company")
c/o Bain Capital Asia LLP
47F Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Attention: Craig Boyce/Frank Su/Tony Qiu

20 May 2011

Dear Sirs,

Mandate Letter for Facilities for Project Amber

We, Bank of America, N.A., The Hongkong and Shanghai Banking Corporation Limited and Citigroup Global Markets Asia Limited (the "Mandated Lead Arrangers"), Bank of America, N.A., The Hongkong and Shanghai Banking Corporation Limited and Citigroup Global Markets Asia Limited (the "Bookrunners") and Bank of America, N.A., The Hongkong and Shanghai Banking Corporation Limited and Citibank, N.A. (the "Underwriters") are pleased to set out in this letter the terms and conditions on which we are willing to arrange, underwrite, and commit to provide, debt facilities (the "Facilities") with an aggregate maximum debt commitment split between us as per the Underwriting Proportions set out in paragraph 3 (Underwriting Proportions) of this letter and as further described in the Term Sheet.

The Facilities will be provided initially to the Company for the acquisition (the "Acquisition") of the entire issued share capital of China Fire & Security Group, Inc., a company incorporated under the laws of the State of Florida (the "Target" and together with its subsidiaries, the "Target Group"), by the Company, which is a company newly incorporated under the laws of the State of Florida and which is indirectly owned and controlled by funds and other entities managed by or otherwise advised by Bain Capital Asia, LLP and/or Bain Capital LLC (the "Sponsor") or any Affiliate of the Sponsor and any rollover investors or co-investors currently holding direct or indirect interests in the Target (together with the Sponsor and its Affiliates, the "Investors"). The Acquisition will be effected by way of a one-step merger in accordance with the terms of an agreement and plan of merger (with the exhibits and disclosure schedules attached thereto, the "Merger Agreement" and, together with the other documents to be entered into in connection with the Acquisition, as referred to in and contemplated by the Merger Agreement, the “Acquisition Documents”) entered into between the Parent, the Company and the Target, pursuant to which the Company will be merged with and into the Target, with the Target being the surviving entity of such merger and becoming, as a result, a direct wholly-owned Subsidiary of the Parent.

In this letter:

"Affiliate" means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hong Kong and New York.

"Fee Letter" means any fee letter between any of the Mandated Lead Arrangers, the Bookrunners, the Underwriters, the Facility Agent and/or the Security Agent and the Company dated on or about the date of this letter.

"Finance Documents" means the Facilities Agreement and related documentation (based on the terms set out in the Term Sheet and this letter) in form and substance satisfactory to the Mandated Lead Arrangers, the Bookrunners, the Underwriters and the Company.

"Mandate Documents" means this letter, the Term Sheet and any Fee Letter.

"Term Sheet" means the term sheet attached to this letter as Appendix 2.

"Underwriting Proportion" means, in relation to an Underwriter, the underwriting proportion set out opposite its name in paragraph 3.1.

Unless a contrary indication appears, a term defined in any Mandate Document has the same meaning when used in this letter.

1	Appointment

1.1	The Company appoints:

(a)	the Mandated Lead Arrangers as exclusive arrangers of the Facilities;

(b)	the Underwriters as exclusive underwriters of the Facilities; and

(c)	the Bookrunners as exclusive bookrunners in connection with the Facilities.

1.2	Until this mandate terminates in accordance with paragraph 14 (Termination):

(a)	no other person shall be appointed as mandated lead arranger, underwriter or bookrunner;

(b)	no other titles shall be awarded; and

(c)	except as provided in the Mandate Documents, no other compensation shall be paid to any person,

in connection with the Facilities without the prior written consent of each of the Mandated Lead Arrangers.

2	Conditions

This offer to arrange and underwrite the Facilities is made on the terms of the Mandate Documents and is subject to satisfaction of the following conditions:

(a)
there being no event or circumstance in relation to the provision of the Facilities which would result in a Mandated Lead Arranger or an Underwriter acting contrary to law, regulation, treaty or official directive applicable to them;

(b)	compliance by the Company with all the terms of each Mandate Document;

(c)	the conditions set out in paragraph 4 (Material Adverse Change);

(d)
the Mandated Lead Arrangers and Underwriters being satisfied with the proposed debt, equity, tax and financing structure for the Acquisition, including the scope of the security which the Company and the Target Group can provide in support of the Facilities, consistent with the “Security Assumptions” attached to this letter as Appendix 1;

(e)
the final form Reports (as defined in the “Condition Precedent” section of the Term Sheet) delivered to the Mandated Lead Arrangers on or before the date the Approved Merger Agreement is signed are not different in respects which are, in the opinion of the Underwriters (each acting reasonably), materially prejudicial to the Underwriters’ interests compared to the preliminary Reports received prior to the date of this letter;

(f)
the aggregate amount of the Term Facility does not (i) exceed US$ 60,000,000 or (ii) result in the pro forma Leverage ratio of the Target Group exceeding 3.00:1 calculated by reference to the latest available quarterly consolidated unaudited financial statements of the Target Group;

(g)
the agreement, execution and delivery of mutually satisfactory Finance Documents by no later than 15 November 2011 (or such other date as is agreed in writing between the parties to this letter) reflecting the terms in this letter and the Term Sheet and otherwise in form and substance satisfactory to each Mandated Lead Arranger, each Underwriter and the Company (acting reasonably in each case); and

(h)
completion by each of the Mandated Lead Arrangers and Underwriters of client identification procedures (including, if necessary, identification of directors and major shareholders of the Company and the Target Group) in compliance with applicable money laundering rules.

3	Underwriting Proportions

3.1	The underwriting proportions of each of the Underwriters in respect of the Facilities are as follows:

Underwriter	Term Facility Amount (US$)	Revolving Facility Amount (US$)

Bank of America, N.A.	20,000,000.00	PRC Revolving Facility: 1,666,666.67 Offshore Revolving Facility: 5,000,000.00

The Hong Kong and Shanghai Banking Corporation Limited	20,000,000.00	PRC Revolving Facility: 5,000,000.00 Offshore Revolving Facility: 1,666,666.67

Citibank, N.A.	20,000,000.00	PRC Revolving Facility: 5,000,000.00 Offshore Revolving Facility: 1,666,666.66

Total	US$ 60,000,000.00	US$ 20,000,000.00

3.2
The obligations of the Mandated Lead Arrangers, Bookrunners and the Underwriters under the Mandate Documents are several.  No Mandated Lead Arranger is responsible for the obligations of any other Mandated Lead Arranger.  No Bookrunner is responsible for the obligations of any other Bookrunner. No Underwriter is responsible for the obligations of any other Underwriter. Any failure by a Mandated Lead Arranger, a Bookrunner or an Underwriter to perform its obligations under the Mandate Documents does not affect the obligations of any other party under the Mandate Documents.

4	Material Adverse Change

The offer referred to in paragraph 2 (Conditions) above is subject to no Company Material Adverse Effect (as defined in the latest draft of the Merger Agreement which has been received by the Mandated Lead Arrangers on or prior to the date of this letter or such other draft, final form or execution version of the Merger Agreement which has been received, and approved in writing, by the Mandated Lead Arrangers (acting reasonably) after the date of this letter (the “Approved Merger Agreement”)) having occurred.

5	Negotiation of Finance Documents

5.1
Commencing from the date of countersignature of this letter by the Company, all parties will negotiate in good faith and use all reasonable endeavours to agree the Finance Documents on the basis set out below and by the date set out in paragraph 2(g) above.

5.2	The Finance Documents will contain the following:

(a)	provisions which reflect the provisions of the Mandate Documents; and

(b)
subject to paragraph 5.2(a) above, in relation to any matter which is not (or which is only partially) dealt with in the Mandate Documents but which is dealt with in the standard form Primary (Leveraged) LMA Senior Multicurrency Term and Revolving Facilities Agreement (latest available version) (the “LMA Precedent”), provisions which are consistent with the corresponding provisions of the LMA Precedent.

5.3	The first draft of the Facilities Agreement will be prepared by the Mandated Lead Arrangers’ lawyers on a basis that is consistent with the approach described in paragraph 5.2 above.

6	Fees, Costs and Expenses

6.1	All fees shall be paid in accordance with the Fee Letter(s) on the Closing Date.

6.2
The Company shall promptly on demand pay the Facility Agent, the Security Agent, the Mandated Lead Arrangers, the Bookrunners and the Underwriters the amount of all costs and out of pocket expenses (including legal fees up to an agreed cap) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of the Finance Documents and the Mandate Documents provided that the identity of the legal counsel to the Mandated Lead Arrangers and the Underwriters has been approved by the Company (acting reasonably).

6.3
No fees (including, for the avoidance of doubt, upfront, underwriting and commitment fees) or expenses (save for reasonably incurred legal costs, expenses and disbursements in connection with the drafting and the negotiating of the Mandate Documents and/or the Finance Documents and out of pocket expenses of the Finance Parties, in each case, up to a cap to be agreed) will be payable if the Facilities are not utilised. If the Facilities are not utilised, such agreed legal costs, expenses and disbursements shall be payable prior to the termination of our and your obligations under the Mandate Documents in accordance with paragraph 14 (Termination).

7	Payments

All payments to be made under the Mandate Documents:

(a)
shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Mandated Lead Arrangers, the Facility Agent, the Security Agent, the Bookrunners or the Underwriters (as applicable) notify to the Company;

(b)
shall be paid without any deduction or withholding for or on account of tax (a "Tax Deduction") unless a Tax Deduction is required by law.  If a Tax Deduction is required by law to be made (except to the extent resulting from the Mandated Lead Arrangers', Bookrunners', Underwriters' or their Affiliates' actions or omissions after the date of this letter), the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)
are exclusive of any value added tax or similar charge ("VAT").  If VAT is chargeable, the Company shall also, and at the same time, pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

8	Information

8.1	The Company, after due and careful review and enquiries, represents and warrants that so far as it is aware:

(a)
any factual information (taken as a whole) provided to the Mandated Lead Arrangers or the Bookrunners by or on behalf of it or any other member of the Target Group (the "Information") is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated;

(b)	nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect; and

(c)
any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information (it being understood that such projections may be subject to significant uncertainties and contingencies, many of which are beyond the Company's control and that no assurance can be given that the projections will be realised) and on the basis of reasonable assumptions.

8.2	The representations and warranties set out in paragraph 8.1:

(a)
are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of this letter, on the date on which the Information is provided (but only in respect of such Information) and the date the Facilities Agreement is signed; and

(b)	will be superseded by those in the Facilities Agreement.

8.3
The Company shall, promptly upon becoming aware of the same, notify the Mandated Lead Arrangers and the Bookrunners in writing if, prior to the date of the Facilities Agreement, any representation and warranty set out in paragraph 8.1 is, to its knowledge, incorrect or misleading in any material respect and agrees to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct when made.

8.4	The Company acknowledges that the Mandated Lead Arrangers, the Bookrunners and the Underwriters will be relying on the Information without carrying out any independent verification.

9	Indemnity

9.1

(a)	Whether or not the Finance Documents are signed, the Company shall within five Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)	the use of the proceeds of the Facilities;

(ii)
any Mandate Document or any Finance Document (subject in the case of fees, costs and expenses set forth in the Mandate Documents to the limitations set out in paragraph 6 (Fees, Costs and Expenses) above); and/or

(iii)	the arranging or underwriting of the Facilities.

(b)
The Company will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results from any breach by that Indemnified Person of any Mandate Document or any Finance Document or any other material contractually binding obligations or which is, in each case, finally judicially determined to have resulted from the gross negligence or wilful misconduct of that Indemnified Person.

(c)	For the purposes of this paragraph 9.1:

"Indemnified Person" means each Mandated Lead Arranger, each Bookrunner, each Underwriter, the Facility Agent, the Security Agent, each Lender, in each case, any of their respective Affiliates and each of their (or their respective Affiliates') respective directors, officers, employees and agents.

9.2	If any event occurs in respect of which indemnification may be sought from the Company, the Indemnified Person shall (in each case to the extent legally permissible to do so):

(a)	notify the Company in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event;

(b)	consult with the Company with respect to the conduct of the relevant claim, action or proceeding; and

(c)	conduct such claim, action or proceeding properly and diligently.

9.3
No Mandated Lead Arranger, Bookrunner or Underwriter shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 9.1.

9.4

(a)
The Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph 9.1 above except, following the Company's agreement to the Mandate Documents, for any such cost, expense, loss or liability incurred by the Company that results from any breach by that Indemnified Person of any Mandate Document or any Finance Document or which is finally judicially determined to have resulted from the gross negligence or wilful misconduct of that Indemnified Person.

(b)	Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

(c)	The Company represents to the Mandated Lead Arrangers, the Bookrunners and Underwriters that:

(i)
it is acting for its own account and it has made its own independent decisions to enter into the transaction contemplated in the Mandate Documents (the "Transaction") and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)
it is not relying on any communication (written or oral) from any or all of the Mandated Lead Arrangers, the Bookrunners or Underwriters as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction.  No communication (written or oral) received from any or all of the Mandated Lead Arrangers, Bookrunners or Underwriters shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)
it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.  It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv)	no Mandated Lead Arranger, Bookrunner or Underwriter is acting as a fiduciary for or as an adviser to it in connection with the Transaction.

9.5
Each Mandated Lead Arranger, Underwriter and Bookrunner agrees that it will not take any proceedings against the Investors or any of its Affiliates and its (or its Affiliates' or the Company’s’) directors, officers, employees and agents (the "Company Indemnified Persons") in respect of any claim it might have or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that Company Indemnified Person in relation to any Mandate Document or Finance Document. Any Company Indemnified Person may rely on this paragraph in accordance with the Contracts (Rights of Third Parties) Act 1999.

9.6
For the avoidance of doubt, no direct or indirect shareholder or investor in the Company shall have any liability under the Mandate Documents or Finance Documents or in respect of any Information delivered to any person in connection with the Acquisition (including the financing of the Acquisition).

9.7
The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 9 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 17.2 and 19 (Governing Law and Jurisdiction) and provided that the Mandated Lead Arrangers (without obligation) will have the sole conduct of any such action on behalf of the relevant Indemnified Person.

10	Confidentiality

10.1
Each party hereto acknowledges that the Mandate Documents and all Confidential Information are confidential and no party shall, (and each party shall ensure that none of its Affiliates shall), without the prior written consent of each other party hereto, disclose the Mandate Documents or their contents to any other person except:

(a)
as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange, in each case, provided that the person to whom the Mandate Documents or Confidential Information are to be given is informed of their confidential nature and that some or all of the Confidential Information may be price sensitive information;

(b)
to its employees or professional advisers for the purposes of the Facilities who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(c)
that the Company may make the Mandate Documents available to the Target and its professional advisers in connection with the Acquisition provided that they have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice and provided further that the Fee Letter is redacted to remove any reference to the actual amount (including a reference by way of percentage) of the fees payable thereunder;

(d)
that the Company may make the Mandate Documents (other than the Fee Letter) available to the Company’s shareholders and its professional advisers in connection with the Acquisition provided that they have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice; and

(e)
that the Mandated Lead Arrangers, the Bookrunners and the Underwriters may disclose any Mandate Document or any Confidential Information to any of its Affiliates or to any bank, financial institution or other person with whom it is discussing the transfer, assignment or participation of any commitment or obligation under any Mandate Document and/or the Facilities provided that the person to whom the Mandate Documents or Confidential Information is to be given has entered into a confidentiality undertaking (as defined below)

(except that there shall be no requirement for a confidentiality undertaking if the recipient is subject to confidentiality obligations as a matter of law or professional practice to maintain the confidentiality of the Confidential Information).

10.2	For the purpose of this paragraph 10:

(a)
"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Target Group, the Mandate Documents, the Finance Documents and/or the Facilities which is provided to a Mandated Lead Arranger or Underwriter (the "Receiving Party") in relation to the Acquisition, the Mandate Documents, the Finance Documents or Facilities by the Investors, the Company, the Group, the Target Group or any of its affiliates or advisers (the "Providing Party"), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party; or

(ii)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(iii)
is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

(b)
"confidentiality undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the relevant Mandated Lead Arranger, Bookrunner or Underwriter.

11	Publicity/Announcements

11.1	All publicity in connection with the Facilities shall be managed by the Mandated Lead Arrangers and the Company.

11.2
No announcements regarding the Facilities or any roles as arranger, underwriter, bookrunner, lender or agent shall be made without the prior written consent of the Company and each of the Mandated Lead Arrangers, Bookrunners and Underwriters.

12	Conflicts

12.1	The Company and each Mandated Lead Arranger, Bookrunner and Underwriter acknowledges that the Mandated Lead Arrangers or their Affiliates, the Bookrunners or their Affiliates and the Underwriters or their Affiliates may provide debt financing, equity capital or other services to other persons with whom the Company or its Affiliates may have conflicting interests in respect of the Facilities in this or other transactions.

12.2
The Company and each Mandated Lead Arranger, Bookrunner and Underwriter acknowledges that the Mandated Lead Arrangers or their Affiliates, the Bookrunners or their Affiliates and the Underwriters or their Affiliates may act in more than one capacity in relation to this transaction and may have conflicting interests in respect of such different capacities.

12.3
The Mandated Lead Arrangers, Bookrunners and Underwriters shall not use Confidential Information in connection with providing services to other persons or furnish such information to such other persons.

12.4
The Company acknowledges that the Mandated Lead Arrangers, Bookrunners and Underwriters have no obligation to use any information obtained from another source for the purposes of the Facilities or to furnish such information to the Company or its Affiliates.

13	Assignments

13.1
The Company shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of each of the Mandated Lead Arrangers, the Bookrunners and Underwriters.

13.2
Each Underwriter may delegate any or all of its rights and obligations under the Mandate Documents to any of their Affiliates (each a “Delegate”) and may designate any Delegate as responsible for the performance of its appointed functions under the Mandate Documents, but each existing Underwriter shall remain responsible for the performance by each Delegate of any such functions under the Mandate Documents.

14	Termination

14.1
If the Company does not accept the offer made by each of the Mandated Lead Arrangers, Bookrunners and Underwriters in this letter before close of business in Hong Kong on the date falling 5 Business Days after (and excluding) the date of this letter, prior to which the Mandated Lead Arrangers, Bookrunners and Underwriters undertake not to revoke the offer in this letter, such offer shall terminate on that date.

14.2	Following acceptance of this letter and subject to paragraph 15 (Survival) below, all parties’ obligations under the Mandate Documents will terminate upon the date which is the earlier of:

(a)	15 November 2011 or such other date as is agreed in writing between the parties to this letter;

(b)	the Signing Date;

(c)	(before each party to the Approved Merger Agreement has become legally bound by the provisions thereof) the date on which the Company withdraws its offer to acquire the Target Group or such offer is cancelled or the shareholders of the Company accept an offer to acquire the Target Group from another bidder; and
(d)
(after each party to the Approved Merger Agreement has become legally bound by the provisions thereto) the date on which the Approved Merger Agreement is terminated in accordance with the provisions of paragraph (a) to (d) inclusive of section 8.1 (Termination) of the Approved Merger Agreement.

14.3
Any Mandated Lead Arranger, Bookrunner or Underwriter may terminate its obligations under this letter by not less than three Business Days written notice to the Company and the other Mandated Lead Arranger(s), Bookrunner(s) and Underwriter(s) if:

(a)	the Company is in breach of any of the material terms of the Mandate Documents; or

(b)
any of the conditions set out in paragraph 2 (Conditions) is not capable of being satisfied or has not been satisfied by the date set out in that paragraph and, in each case, has not been waived by the Underwriters.

14.4
The Company may terminate its obligations under the Mandate Documents by not less than three Business Days' written notice to the Mandated Lead Arrangers, Bookrunners and Underwriters if the other parties are in breach of any material terms of the Mandate Documents.

15	Survival

15.1
Except for paragraphs 3 (Underwriting Proportions) and 14 (Termination) the terms of this letter shall survive and continue after the Finance Documents are signed but shall in the case of paragraphs 6 (Fees, Costs and Expenses), 9 (Indemnity) and 10 (Confidentiality) terminate on the Signing Date to the extent that equivalent provisions are contained therein (but without prejudice to the accrued rights and obligations of any Mandated Lead Arranger, Bookrunner or Underwriter at the time of termination).

15.2
Without prejudice to paragraph 15.1, paragraphs 6 (Fees, Costs and Expenses), 7 (Payments), 9 (Indemnity), 10 (Confidentiality), 11.2 (Publicity/Announcements), 12 (Conflicts) and 14 (Termination) to 19 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of any Mandated Lead Arranger, Bookrunner or Underwriter under the Mandate Documents.

16	Entire Agreement

16.1
The Mandate Documents set out the entire agreement between the Company, the Mandated Lead Arrangers, the Bookrunners and the Underwriters as to arranging and underwriting the Facilities and supersede and replaces any prior oral and/or written understandings or arrangements relating to the Facilities (including the mandate letter and fee letter dated 1 April 2011 between the Company, Bank of America, N.A. and The Hongkong and Shanghai Banking Corporation Limited and the mandate letter and fee letter dated 27 April 2011 between the Company, Bank of America N.A., The

Hongkong and Shanghai Banking Corporation Limited and Citigroup Global Markets Asia Limited).

16.2	Any provision of a Mandate Document may only be amended or waived in writing signed by the Company and each of the Mandated Lead Arrangers, Bookrunners and Underwriters.

17	Third Party Rights

17.1
Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

17.2	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

18	Counterparts

The Mandate Documents may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the relevant Mandate Document.

19	Governing Law and Jurisdiction

19.1
The Mandate Documents (including, if applicable, the agreement constituted by your acknowledgement of the relevant terms of the Mandate Documents) and any non-contractual obligations arising out of or in connection with them (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by the Mandate Documents) are governed by English law.

19.2
The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with the Mandate Documents (including a dispute relating to any non-contractual obligation arising out of or in connection with either the Mandate Documents or the negotiation of the transaction contemplated by the Mandate Documents).

19.3	The Company further agrees:

(a)	to waive any objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Mandate Documents;

(b)
that a judgment or order of an English court in connection with the Mandate Documents is conclusive and binding on the Company and may be enforced against the Company in the courts of any other jurisdiction; and

(c)	that nothing in this paragraph limits our right to bring proceedings against the Company in connection with the Mandate Documents:

(i)	in any other court of competent jurisdiction; or

(ii)	concurrently in more than one jurisdiction.

19.4
Without prejudice to any other mode of service, the Company consents to the service of process relating to any such proceedings by prepaid posting a copy of the process to the address of the Company's agent for service of process specified below.

19.5	Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)
irrevocably appoints Kirkland & Ellis International LLP at 30 St Mary Axe, London EC3A 8AF (Attention:  Stephen Gillespie)  as its agent for service of process in relation to any proceedings before the English courts in connection with any Mandate Document; and

(b)	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter together with the Fee Letter countersigned by you to each of:

(a)	Edmund Leong at Bank of America, N.A. (edmund.leong@baml.com);

(b)	Anthony Yap at The Hongkong and Shanghai Banking Corporation Limited (anthony.h.c.yap@hsbc.com.hk); and

(c)	Vivian Sam at Citigroup Global Markets Asia Limited (vivian.sam@citi.com).

Yours faithfully

/s/ Edmund Leong
For and on behalf of
BANK OF AMERICA, N.A.
as Mandated Lead Arranger

/s/ Edmund Leong
For and on behalf of
BANK OF AMERICA, N.A.
as Bookrunner

/s/ Edmund Leong
For and on behalf of
BANK OF AMERICA, N.A.
as Underwriter

Yours faithfully

/s/ Lyndon Hsu
For and on behalf of
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
as Mandated Lead Arranger

/s/ Lyndon Hsu
For and on behalf of
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
as Bookrunner

/s/ Lyndon Hsu
For and on behalf of
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
as Underwriter

Yours faithfully

/s/ Benjamin Ng
For and on behalf of
CITIGROUP GLOBAL MARKETS ASIA LIMITED
as Mandated Lead Arranger

/s/ Benjamin Ng
For and on behalf of
CITIGROUP GLOBAL MARKETS ASIA LIMITED
as Bookrunner

/s/ Benjamin Ng
For and on behalf of
CITIBANK, N.A.
as Underwriter

We acknowledge and agree to the above:

/s/ Michael Goss
For and on behalf of
AMBER MERGERCO INC.
as the Company

APPENDIX 1

Security Assumptions

1.
The Parent, or as the case may be, the Company (but not both) (the "Share Security Provider") will grant security on 65% of its (the "Pledged Shares") directly wholly-owned Subsidiary's shares (the "Relevant Company").

2.	The Share Security Provider will:

(i)
deposit the 35% of the shares in the Relevant Company not subject to the security described in paragraph 1 above (the "Remaining Shares") with a custodian on terms that the Remaining Shares deposited may not be sold or encumbered otherwise than provided for in the custodianship agreement provided that the Remaining Shares shall remain fully subject to the claims of unsecured creditors of the Share Security Provider; and

(ii)
agree in the Facilities Agreement or another Finance Document not to dispose of or encumber the Remaining Shares other than as expressly permitted thereunder provided that the Remaining Shares are not thereby deprived from the unsecured creditors of the Share Security Provider .

3.
The constitutional or other relevant documents of the Relevant Company will provide for a "drag along" right such that an enforcement of the security over the Pledged Shares by way of a sale to a third party the Remaining Shares could be dragged along and also be sold to the third party purchaser at the same price per share as the price per share at which the Pledged Shares are sold thereto provided that:

(i)	a third party shall not include a Lender or any Affiliate of a Lender; and

(ii)	any proceeds received with respect to such Remaining Shares are not thereby deprived from the unsecured creditors of the Share Security Provider.

4.
Any other shares in Obligors which cannot be pledged as a result of structural limitations would be subject to the constraint outlined in paragraph 2(ii) above (but replacing the reference to the parent of the relevant Obligor for Share Security Provider where appropriate).

5.	Security and cross-guarantees from the Onshore Group Companies will be available to support their borrowings under the Facilities onshore.

6.	The Parent will enter into necessary arrangements to ensure that any claims owed to it from the Company will be fully subordinated to the rights of the Lenders under the Finance Documents.

7.
The Parent will grant holding company and negative pledge undertakings in respect of itself (on substantially the same terms as the undertakings given at (j) and (n) in the “General Undertakings” section of the Term Sheet).

APPENDIX 2

TERM SHEET

US$ 80,000,000 MULTICURRENCY TERM AND REVOLVING FACILITIES FOR PROJECT AMBER

Facilities as follows:

1.	US$ 60,000,000 Base Currency Term Loan Facility ("Term Facility") - see Part 1; and

2.	US$ 20,000,000 Multicurrency Revolving Credit Facility ("Revolving Facility") - see Part 2.

Pricing is set out in Part 3 and other terms are set out in Part 4. The Term Facility together with the Revolving Facility are the "Facilities".

PART 1

TERM FACILITY

Facility:	Term loan facility.

Amount:	US$ 60,000,000 denominated in US$.

Borrower:	Amber Mergerco Inc. (the "Company") a newly incorporated company incorporated under the laws of State of Florida with limited liability (the "Term Facility Borrower") which will be

(a)
incorporated for the purposes of the acquisition of the entire issued share capital of China Fire & Security Group, Inc. (the “Target”) by wayof a one-step merger resulting in the Target becoming a direct wholly-owned Subsidiary of the Parent (as defined below) (the "Acquisition"); and

(b) together with the Parent, indirectly owned and controlled by funds and other entities managed by or otherwise advised by the Investors.

Mandated Lead Arrangers:	Bank of America, N.A., Citigroup Global Markets Asia Limited and The Hongkong and Shanghai Banking Corporation Limited.

Underwriters:	Bank of America, N.A., Citibank N.A. and The Hongkong and Shanghai Banking Corporation Limited.

Bookrunners:	Bank of America, N.A., Citigroup Global Markets Asia Limited and The Hongkong and Shanghai Banking Corporation Limited.

Lenders:	The Underwriters for the Facilities and a group of persons transferred to in compliance with the provisions of the section below headed "Assignments and Transfers by Lenders”.

Ranking:	Guaranteed and secured as set out in Part 4.

Termination Date:	Five years from the date of first utilisation of the Facilities (the "Closing Date").

Purpose:	To finance (directly or indirectly):

(a) the purchase price for the Acquisition;

(b) the payment of fees, costs and expenses incurred

		by the Company or any other Group Company in connection with the Acquisition and the Transaction Documents (the "Acquisition Costs"); and

	(c)	if and to the extent necessary, the refinancing of existing indebtedness of the Target and its Subsidiaries (the "Target Group") and paying any breakage costs, redemption premia and other fees, costs and expenses payable in connection with such refinancing and/or Acquisition,

	as described in the agreed form funds flow statement (the "Funds Flow Statement").

Availability Period:	From the signing date of the Facilities Agreement (the "Signing Date") to the end of the Certain Funds Period (as defined below).

Single Drawdown:	The Term Facility will be drawn in one single drawing.

Repayment:	Semi-annual repayments on 30 June and 30 December each Financial Year, with the first repayment date falling on 30 June 2012, in accordance with the amortisation schedule set out below.

	Repayment Date	Repayment Instalment (as a percentage)
	30 June 2012	5.0%
	30 December 2012	5.0%
	30 June 2013	5.0%
	30 December 2013	7.5%
	30 June 2014	10.0%
	30 December 2014	10.0%
	30 June 2015	12.5%
	30 December 2015	12.5%
	Termination Date in respect of the Term Facility	32.5%

PART 2

REVOLVING FACILITY

Facility:	Revolving credit facility which may be utilised by way of:

(a) drawing of loans or Rollover Drawings (as defined below);

(b) issue of bank guarantees and documentary credits (including letters of credit and performance bonds) (each a "Bank Guarantee"); and

(c) Ancillary Facilities.

PRC Group Company:	A Group Company incorporated in and carrying on business in the People’s Republic of China (together the “PRC Group Companies”).

Onshore Group Company:	A Group Company incorporated in and carrying on business in an Onshore Jurisdiction (together the "Onshore Group Companies").

Offshore Group Company:	The Term Facility Borrower and a Group Company incorporated in the United States of America acquired pursuant to a Permitted Acquisition (together the “Offshore Group Companies”).

Onshore Jurisdiction:	The People’s Republic of China, India, Indonesia or Taiwan or any other jurisdiction where, in accordance with the Agreed Security Principles, guarantees and security for the Term Facility would not be available or cashflows are not freely available to meet Debt Service, other than by way of dividends.

Amount:	US$ 20,000,000 denominated in US$ and available to be drawn in US$ and any other Optional Currency with US$ 11,666,666.67 being made available to PRC Group Companies (the “PRC Revolving Facility”) and US$ 8,333,333.33 being made available to Offshore Group Company (the “Offshore Revolving Facility”).

Optional Currencies:	Any currency selected by the relevant Borrower and agreed by all the Lenders participating in the Revolving Facility provided that such currency is freely available and freely convertible in the London Interbank Market.

Subject to the above conditions, RMB will be available under the PRC Revolving Facility to PRC Group Companies which accede as Borrowers as contemplated in this Term Sheet.
Borrowers:
The Offshore Group Companies, any member of the Target Group that is a wholly owned subsidiary of the Company and is incorporated in the People’s Republic of China and other members of the Group on the list of Borrowers to be agreed with the Mandated Lead Arrangers prior to or on the Signing Date.  If a company is to be added as a proposed Borrower after the Signing Date, Lender consent will not be required if it is incorporated in the People’s Republic of China or in the same jurisdiction as an existing Borrower.  The consent of all of the Lenders participating in the Revolving Facility (each acting reasonably) shall otherwise be required.

Mandated Lead Arrangers:	As for Term Facility.
Bookrunners:	As for Term Facility.
Underwriters:	As for Term Facility.
Lenders:
As for Term Facility save for any part of the Revolving Facilities provided to a PRC Group Company where the Lenders may delegate their functions as Lenders to their Affiliates in order to comply with applicable laws and regulations.

Ranking:	Guaranteed and secured as set out in Part 4 and ranking pari passu with the Term Facility.
Termination Date:	Five years from the Closing Date.
Purpose:
The general corporate and working capital purposes of the Group (including, for the avoidance of doubt, the payment of fees, costs and expenses related to or arising in connection with the Acquisition).

Availability Period:	From the first drawdown of the Term Facility to the date falling one (1) month prior to the Termination Date.
Limitation on Utilisation:	No Utilisation shall be made unless the Term Facility has been utilised.
Maximum Number of Utilisations:	No more than 10 Utilisations may be outstanding.
Minimum Amount of each Loan:	US$ 500,000 or its equivalent in another currency (and integral multiples of US$ 100,000 or its equivalent in another currency) or appropriate equivalent minimum amounts for Optional Currencies.

Repayment:	Each Loan shall be repaid on the last day of its Interest Period relating thereto, provided however that the Borrowers may elect to roll over drawings for subsequent interest periods (each a "Rollover Drawing"). Each Rollover Drawing shall be deemed to be a new drawing the proceeds of which were applied in repayment of the maturing Revolving Facility drawing. During the Availability Period, amounts repaid may be re-borrowed. No amount may be outstanding after the Termination Date.

Clean down:	Commencing with the financial year ending 31 December 2012, Loans under:

(a)
the PRC Revolving Facility, any cash loan element under the Ancillary Facilities provided under the PRC Revolving Facility and any cash loans covered by a Bank Guarantee issued under the PRC Revolving Facility or an Ancillary Facility provided under the PRC Revolving Facility; and

(b) the Offshore Revolving Facility, any cash loan element under the Ancillary Facilities provided under the Offshore Revolving Facility and any cash loans covered by a Bank Guarantee issued under the Offshore Revolving Facility or an Ancillary Facility provided under the Offshore Revolving Facility, less cash or cash equivalent investments held by Offshore Group Companies which, in each case, is freely accessible, shall, in each case and at the same time, be reduced to zero for a period of not less than five (5) successive Business Days in each financial year of the Company. Not less than six (6) months shall elapse between such periods, with the timing of such five (5) Business Day period to be determined by the Company and the relevant Borrowers at their sole discretion. Waiver of the clean down requirement shall be subject to the consent of the Majority Lenders participating in the Revolving Facility only.

Bank Guarantee:	Each Bank Guarantee will be issued by the Issuing Bank which will be counter-indemnified by the Lenders participating in the Revolving Facility.

A Bank Guarantee will not be issued unless it complies with the requirements below and the conditions for drawing it are satisfied in accordance with the terms of the Facilities Agreement.

Each Bank Guarantee will be:

	(a)	in an agreed form with that Issuing Bank or substantially in the form to be included as a schedule to the Facilities Agreement;

	(b)	in a minimum amount of US$ 100,000 or equivalent minimum amounts for Optional Currencies;

	(c)	issued by an Issuing Bank;

(d)
issued in favour of a beneficiary which it is not prohibited from dealing with by any applicable law, regulation or internal requirement or any other beneficiary approved by the Majority Lenders participating in the Revolving Facility;

	(e)	if denominated in an Optional Currency, revalued by the Facility Agent at six monthly intervals from the date of the Bank Guarantee; and

	(f)	issued with an expiry date falling on or before the Termination Date of the Revolving Facility.

The Facility Agent will revalue the Bank Guarantees that are denominated in any currency other than the base currency for the Revolving Facility at six-monthly intervals. The Borrowers will ensure (by making prepayments within 3 Business Days of demand provided that the Facility Agent has notified the relevant Borrower of such revaluation within 10 days of the semi-annual revaluation date) that the aggregate base currency equivalent of the Revolving Facility utilisations do not exceed the total Revolving Facility commitments following that revaluation. Upon rollovers of the Revolving Facility advances, the Borrowers will ensure that the aggregate base currency equivalent of Revolving Facility utilisations (based on the latest such revaluation) do not exceed the total Revolving Facility commitments.

Issuing Bank:	Bank of America, N.A., and/or any Lender under the Revolving Facility which agrees to act as the Issuing Bank.

Maximum Number of Bank Guarantees:	No more than 20 Bank Guarantees may be outstanding at any one time.
Maximum aggregate amount of Bank Guarantee:
The maximum aggregate amount of all Bank Guarantees provided under:

(a) the Offshore Revolving Facility, shall not exceed US$ 5,000,000; and

(b) the PRC Revolving Facility, shall not exceed US$ 10,000,000.

Ancillary Facilities:
An Ancillary Facility may be made available on a bilateral basis and on normal commercial terms by a consenting Lender or an Affiliate of a Lender to a Borrower in place of all or part of that Lender's participation in the Revolving Facility, provided that certain customary terms will in any Ancillary Facility entered into will be subject to the terms of the Facility Agreement which will prevail in the case of any inconsistency.

Ancillary Facilities may consist of overdraft, guarantee, bonding, documentary or stand-by letter of credit, short term loan, derivatives or foreign exchange facilities or any other facility or accommodation agreed between the Company and the relevant Lender.

Maximum Ancillary Commitments:
The maximum aggregate amount of Ancillary Commitments provided under the Offshore Revolving Facility, shall not exceed US$ 10,000,000.

No Ancillary Facilities will be available under the PRC Revolving Facility.

PART 3

PRICING

Fees:	As set out in the Fee Letter.

Commitment Fee:	A per annum amount equal to 40 per cent. of the applicable Margin (as set out in the table below under the “Margin Ratchet” section) on the unused and uncancelled amount of the applicable Facility from the Signing Date to the end of the applicable Availability Period. Accrued commitment fee is payable quarterly in arrear during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of any Facility at the time a cancellation is effective.

Margin:	The initial Margin under the Facilities shall be 5.00 per cent. per annum

Margin Ratchet:	From the date which is the earlier of (i) the date which is six months from the Closing Date and (ii) 31 December 2011, the Margin will vary in accordance with the Margin Ratchet below tested on a quarterly basis provided that:

	(a)	no Event of Default has occurred; and

	(b)	Leverage (as defined in Schedule 1) is within a range set out below (with no limits on the reduction to be effected on any single reset date).

	The Margin in respect of Term Facility and the Revolving Facility shall be increased or decreased as set out below.

	Ratio of Total Gross Debt to Consolidated EBITDA	Term Facility Margin (% per annum)	Revolving Facility Margin (% per annum)
	Greater than 2.75:1	5.00	5.00
	Equal to or less than 2.75:1 but greater than 2.25:1	4.00	4.00
	Equal to or less than 2.25:1 but greater than 1.25:1	3.50	3.50
	Equal to or less than 1.25:1	3.00	3.00

Any adjustment will take effect five days after the date on which the Facility Agent receives (x) prior to the first financial undertaking test date, the consolidated management accounts for the most recently completed Financial Quarter together with a compliance certificate signed by the chief financial officer and a director of the Company with supporting calculations of Leverage as at that Financial Quarter and (y) on or after the first financial undertaking test date, the consolidated management accounts for the most recently completed Financial Quarter and relevant compliance certificate.

If the annual audited financial statements of the Group show that a higher or lower rate of Margin should have applied during a certain period on the basis of the quarterly consolidated accounts for the same period, then the Company shall (or shall ensure the relevant Borrower shall) pay to the Facility Agent the amount necessary to ensure any adjusting payments will be made by way of adjustments to the next payment of Margin so that the parties (but only in respect of payments to the Lenders for participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made) are in the position they would have been in had the relevant figures in the quarterly consolidated accounts been the same as those in the audited annual consolidated accounts.

While an Event of Default is continuing, the Margin for the Term Facility and Revolving Loan shall be the highest rate set out above for a Loan under that Facility. Once that Event of Default is remedied or waived, the Margin will be re-calculated on the basis of the most recently delivered quarterly consolidated accounts and the provisions of this Margin Ratchet (on the assumption that as at the date such quarterly consolidated accounts were delivered no Event of Default had occurred or was continuing) with effect from that remedy or waiver.

For the purpose of determining the Margin, Leverage shall be determined in accordance with the financial covenants clause (as set out in Schedule 1 to this Term Sheet).

Interest Periods for Loans:	One, two, three or six months at the relevant Borrower's (or the Company’s) option or such other periods as may be selected by the relevant Borrower to align with repayment dates or any other period agreed between the relevant Borrower (or the Company) and all of the Lenders (in relation to the relevant Loan).

Interest on Loans:	For all drawings other than in RMB, the aggregate of the applicable:

(a) Margin;

(b) LIBOR (set by reference to Reuters or, if not available, on the basis of rates provided by agreed Base Reference Banks); and

(c) Mandatory Cost, if any.

For all drawings in RMB, the agreed rate which is no more than 100 to 120% of the PBOC rate.

Payment of Interest on Loans:	Interest is payable on the last day of each Interest Period (and, in the case of Interest Periods of longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

Bank Guarantee Fee:	A per annum fee in an amount equal to the applicable Margin for the Revolving Facility payable quarterly in arrear (or such shorter period ending on the relevant Expiry Date). Accrued Bank Guarantee fee is also payable on the cancelled amount of any Lender's Revolving Facility Commitment at the time a cancellation in full is effective.

Issuing Bank Fee:	0.125 per cent. per annum on the amount (other than the Issuing Bank's or its affiliates share in its capacity as a Lender) of a Bank Guarantee issued by the Issuing Bank payable at the same times and on the same basis as the Bank Guarantee Fee.

Default Interest:	If an Obligor fails to pay an amount due under a Finance Document on its due date, the interest shall (to the extent permitted by law) accrue on the overdue amount at a rate which is two per cent. per annum in excess of the applicable Margin for the relevant Facility for as long as such amount remains overdue.

Ancillary Facility Fees:	The Company or the relevant Borrower shall pay to each ancillary facility bank such ancillary facility fees as may be agreed.

No Deal, No Fees:
No fees, commissions, costs or expenses (other than the agreed legal fees referred to in the Fees, Costs and Expenses section in the Mandate Letter) will be payable unless utilisation of the Facilities occurs.

PART 4

OTHER TERMS

Documentation:
The Facilities will be made available under a facilities agreement (the "Facilities Agreement") based on the current recommended form of senior multicurrency term and revolving facilities agreement for leveraged acquisition finance transactions of the LMA (the "LMA Leveraged Document") and otherwise in form and substance satisfactory to the Mandated Lead Arrangers and the Company (each acting reasonably).

Other documentation will include Transaction Security Documents, Fee Letters and Hedging Agreements.

Facility Agent:	Bank of America, N.A.

Security Agent:	Bank of America, N.A.

Parent:	A special purpose vehicle company to be incorporated in the Cayman Islands and which will be wholly owned by the Investors.

Group:	The Company and all its Subsidiaries, including from completion of the Acquisition, the Target Group.

Guarantors:
Each Offshore Group Company and each Material Company (including each Onshore Group Company which is a Material Company (the Onshore Guarantors)), to the extent legally possible and subject to the CFC Restrictions (as defined below), the completion of all financial assistance whitewash procedures (if applicable) and the agreed security principles set out in Schedule 4 hereto (the "Agreed Security Principles").

The Company shall procure that:

(a) on the Closing Date and once in each financial year of the Group, by reference to the latest annual audited accounts (on a date determined by the Company), the aggregate of EBITDA, gross assets and turnover of the Onshore Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries or Joint Ventures of any Onshore Guarantors) must represent not less than 90 per cent of, respectively, the Consolidated EBITDA, consolidated gross assets and turnover of all of the Onshore Group Companies (such requirement being the "Guarantor Coverage Test"); and

(b) a Material Company, to the extent legally possible and subject to the CFC Restrictions (as defined below), the completion of all financial assistance whitewash procedures (if applicable) and the Agreed Security Principles, will become a guarantor within 30 days of the date on which such Material Company becomes a Material Company.

Material Company:	Any Group Company which is:

(a) a PRC Group Company which has EBITDA representing 5 per cent. or more of Consolidated EBITDA of the PRC Group Companies or which has gross assets or turnover representing 5 per cent. or more of the gross assets or turnover of the PRC Group Companies (taken together but in each case excluding all intra-group items and investments in Subsidiaries or Joint Ventures of any PRC Group Company); and

(b) a Group Company (other than an Onshore Group Company, a Borrower and China Fire Protection Group Inc. (BVI Co)) which has EBITDA representing 5 per cent. or more of Consolidated EBITDA of the Group Companies (other than an Onshore Group Company, a Borrower and BVI Co) or which has gross assets or turnover representing 5 per cent. or more of the gross assets or turnover of the Group (in each case excluding all intra-group items and investments in Subsidiaries or Joint Ventures of such Group Companies), and in each case, tested by reference to the annual audited financial statements of the Group delivered to the Facility Agent under the Facilities Agreement.

Obligors:	The Borrowers and each Guarantor.

Onshore Obligors:	The Borrowers and Guarantors which are incorporated and carrying on business in an Onshore Jurisdiction.

Offshore Obligors:	The Borrowers and Guarantors which are not Onshore Obligors.

Additional Obligors:	A mechanism will be included in the Facilities Agreement to enable any (wholly-owned other than in the case of a proposed Guarantor) Subsidiary of the Company (which, in the case of a proposed borrower, either (i) is incorporated in the same jurisdiction as an existing Borrower or an Onshore Jurisdiction or (ii) has been approved by the Majority Lenders (acting reasonably) participating in the relevant Facility only) to accede as borrower and/or guarantor.

Resignation of Onshore Obligors:	Onshore Obligors may resign from being an Obligor under the Facilities Agreement provided that, in the case of a Onshore Group Company which is a Borrower under the PRC Revolving Facility (an Onshore Borrower), no amount borrowed by that Onshore Borrower is outstanding (or will be outstanding at the time of resignation) and, in the case of an Onshore Guarantor, (a) that Guarantor is not a Onshore Borrower (unless it is at the same time resigning as an Onshore Borrower), (b) no Event of Default is continuing and (c) the Guarantor Coverage Test (as defined above) continues to be complied with.

Transaction Security:	On the Closing Date (in the case of paragraphs (a) and (b) inclusive below) and (in the case of paragraphs (c) and (d) inclusive below) upon a Group Company becoming a Borrower and/or Guarantor and (in the case of paragraph (e) below) within 30 days of the date on which a Material Company becomes a Material Company and, in each case, to the extent legally possible and subject to (I) the CFC Restrictions (as defined below), (II) the completion of all financial assistance whitewash procedures (if applicable) and (III) the Agreed Security Principles:

	(a)	the Parent, or as the case may be, the Company (but not both) will grant security over no more than 65% of its directly wholly owned Subsidiary’s shares;

	(b)	the Company will grant first priority security over its material assets to secure the Facilities provided to the Company;

	(c)	each Borrower (other than the Company) will grant first priority security over its material assets to secure the Facilities provided to the relevant Borrower (other than the Company);

	(d)	each Onshore Guarantor will grant cross-guarantees and first priority security over its material assets to secure the present and future borrowings of any Onshore Borrower; and

(e) each Group Company holding shares in a Material Company will grant first priority security over the issued share capital of each Material Company and each Material Company will grant first priority security over its material assets,

(together the "Transaction Security Documents").

No obligation or borrowing of the Company or a guarantor incorporated under the federal laws of the United States of America (a “US Obligor”) may be (i) guaranteed by a "controlled foreign corporation" within the meaning of Section 957 of the US Internal Revenue Code of 1986, as amended (a "CFC") or secured by any assets of a CFC or (ii) secured by a pledge of any stock of the CFC in excess of 65 per cent. of a CFC's total combined voting power of all classes of stock entitled to vote (the “CFC Restrictions”).

No guarantees or security will be required to be granted by any member of the Target Group as a condition precedent to completion.

The Security Agent will hold the guarantees and security referred to above for the benefit of the relevant Lenders and will be appointed pursuant to the Facilities Agreement.

Agreed Security Principles:	As set out in Schedule 4 to this Term Sheet.

Certain Funds:	During the period commencing on the date of the Facilities Agreement and ending on the date which is the earlier of (and including) the Closing Date and the date which is the longstop date for closing the Acquisition under a merger agreement between, inter alia, the Parent and the Company (the “Merger Agreement”):

(i) in relation to a Utilisation under a Facility to be made during such period and to be made solely to complete the Acquisition (including repayments or purchases of Target Group existing indebtedness and paying Acquisition Costs) (a "Certain Funds Utilisation"), the drawstop conditions in the Facilities Agreement will apply as if they referred only to Major Representations, Major Defaults and a Target Material Adverse Effect; and

(ii)  the Finance Parties shall be restricted from exercising certain rights which would prevent or limit the making of a Certain Funds Utilisation unless (i) it is unlawful for a Lender to perform any of its obligations under the relevant Finance Documents or (ii) a Change of Control (as defined below) has occurred.

For the purposes of paragraph (i) above:

"Major Representation" means a representation with respect to the Company only under any of paragraphs (a) to (e) inclusive of the "Representation" section below in this Term Sheet and the representation of the Target in section 4.5(b) of the Merger Agreement.

"Major Default" means with respect to the Company only, any Default under any of paragraphs (a), (b) insofar as it relates to a breach of any Major Undertaking, (c) insofar as it relates to a breach of any Major Representation, (e), (f), (g), (h) or  (l) of the "Events of Default" section below in this Term Sheet.

"Major Undertaking" means an undertaking in respect of the Company only under any of the paragraphs (f), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (u), (aa) and (cc) of the General Undertakings section below.

"Target Material Adverse Effect" means a Company Material Adverse Effect under and as defined in the Merger Agreement.
Prepayment and Cancellation:
(a)    Illegality

A Lender's Commitment shall be cancelled and its share of the Utilisations shall be prepaid.

An Issuing Bank shall not be required to issue Bank Guarantees and the Company shall procure that each relevant outstanding Bank Guarantee is released.

(b)    Voluntary Cancellation

The Company may, on not less than 5 Business Days' prior notice, cancel the whole or any part (being a minimum of US$ 1,000,000 (or its equivalent in other currencies) and an integral multiple of US$ 500,000 (or its equivalent in other currencies)) of an Available Facility.    Any notice of cancellation of the Revolving Facility shall be accompanied by evidence that the Group will have sufficient working capital available to it following such cancellation.

(c)   Voluntary Prepayment

Utilisations may be prepaid at any time in whole or in part on 5 Business Days' prior notice (but, if in part, by a minimum of US$ 1,000,000 (or its equivalent in other currencies) and an integral multiple of US$ 500,000 (or its equivalent in other currencies)).

Any amount voluntarily prepaid shall be applied as the Company shall determine in its sole discretion.

(d) Increased Costs, Tax Gross-Up and Tax Indemnity

The Company may cancel the Commitment of and prepay any Lender that makes a claim under the Increased Costs, Tax Gross-Up or Tax Indemnity provisions.

The Company may prepay any outstanding Bank Guarantee issued by, and cancel the appointment of, any Issuing Bank that makes a claim under the Increased Costs or Tax Indemnity provisions.

(e) Exit Upon a Change of Control of the Company or a sale of all or substantially all of the assets of the Group, all Facilities shall be immediately repaid and cancelled.
For these purposes, "Change of Control" means:

(i)    prior to a Flotation: (A) the Sponsor ceases to control or own legally and beneficially, directly or indirectly, more than 50 per cent. of the issued share capital and voting rights in the Company, or (B) the Sponsor ceases to have the right to (i) appoint or remove the majority of the board of directors of the Company or (ii) give directions with respect to the operating and financial policies of the

Company which the directors or other equivalent officers of the Company are obliged to comply with;

(ii)    after a Flotation, the Sponsor ceases to control or own legally and beneficially, directly or indirectly, more than 35 per cent. of the issued share capital and voting rights in the Company or a person or persons acting in concert controls a greater percentage of the issued share capital and voting rights in the Company than the Sponsor; or

(iii)    the Parent ceases to control or own legally and beneficially, directly or indirectly, 100 per cent. of the issued share capital and voting rights in the Company or the Parent ceases to have the right to appoint or remove the majority of the board of directors of the Company;

(iv)    after the Closing Date, the Company ceases to control or own legally and beneficially, directly or indirectly, 100 per cent. of the issued share capital and voting rights in any of the following subsidiaries:

(A) China Fire Protection Group Inc.; (B) Sureland Industrial Fire Equipment Co. Ltd.; (C) Sureland Industrial Fire Safety Limited; or (D) Zeetech System Private Ltd,
or, in each case, the Company or the relevant direct holding company ceases to have the right to appoint or remove the majority of the board of directors of such companies.

(f)    Flotation

Upon a flotation of any Group Company or holding company of any Group Company, excluding the Investors or any holding company of the Investors, (a "Flotation") which does not constitute a Change of Control:

(a)	to the extent that Leverage (as defined in Schedule 1) of the Group is greater than 2.50:1, 75 per cent. of the Flotation Proceeds (as defined below) shall be applied in prepayment of the Facilities;

(b)	to the extent that Leverage of the Group is less than or equal to 2.50:1 and greater than 1.25:1, 50 per cent. of the Flotation Proceeds shall be applied in prepayment of the Facilities;

(c)	to the extent that Leverage of the Group is less than or equal to 1.25:1, the Flotation Proceeds may be retained by the Group for any purpose.

For these purposes:

(A)	Leverage of the Group will be calculated by reference to the testing period ending on the most recent quarter date; and

(B)
“Flotation Proceeds” means an amount of money equal to the cash proceeds arising upon a Flotation which are received by a Group Company or by a holding company of the Group and which, in each case, are attributable solely and exclusively to ownership interests in the entity which has been the subject of the Flotation.

(g)    Mandatory Prepayment - Disposals

The Net Proceeds (as defined below) of any disposal (excluding certain agreed permitted Disposals and any individual disposal where the Net Proceeds are less than US$ 250,000 (or its equivalent in other currencies) or which have been applied or committed to be applied for re-investment in fixed assets to be utilised in the furtherance of the business of the Group or Capital Expenditure (as defined in Schedule 1) within 12 months of the date of receipt (and if committed to be applied in that period are applied within 18 months of receipt) in aggregate in excess of US$ 1,000,000 (or its equivalent in other currencies) in any financial year shall be applied in prepayment of the Facilities as set out below under "Application of Mandatory Prepayment Proceeds" section.

(h)    Mandatory Prepayment - Insurance Proceeds

To the extent not applied or committed to be applied for application in reinstatement of the relevant asset or purchase of assets to replace lost assets within, in each case, 12 months of the date of receipt (and if committed to be applied in that period are applied within 18 months of receipt), the Net Proceeds of any insurance claim (other than third party liability, business interruption or similar claims and any individual insurance claim where the Net Proceeds are less than US$ 250,000) in excess of US$ 1,000,000 (or its equivalent in other currencies) in any financial year shall be applied in prepayment of the Facilities as set out below under "Application of Mandatory Prepayment Proceeds" section.

(i)    Mandatory Prepayment – Report Recoveries Proceeds

To the extent not applied or committed to be applied for application to satisfy (or reimburse a Group Company which has discharged) a liability of a Group Company, in compensation for a loss or in reinstatement of the relevant asset within, in each case, 12 months of the date of receipt (and, if committed to be applied in that period are applied within 18 months of receipt), the Net Proceeds from any claim against any Report (as defined below in "Conditions Precedent") provided in relation to the Acquisition (other than any individual report claim where the Net Proceeds are less than US$ 250,000) in excess of US$ 1,000,000 (or its equivalent in other currencies) in any financial year shall be applied in prepayment of the Facilities as set out below under "Application of Mandatory Prepayment Proceeds" section.

To the extent any Report is addressed to a person who is not a party to the Finance Documents, the Company shall procure that such person or person(s) (including the Investors) who have rights in relation to the Reports will enter into a report recoveries letter (the “Report Recoveries Letter”) where they will agree to turn over recoveries under such Reports and certain limitations on the conduct of such claims against the relevant Report provider.

(j)    Mandatory Prepayment - Excess Cashflow

An amount equal to 75 per cent. of Excess Cashflow (as defined in Schedule 1) shall be applied in prepayment of the Facilities as set out below under the section headed "Application of Mandatory Prepayment Proceeds", such percentage to be reduced to 50 per cent. if Leverage is less than or equal to 2.50:1 but greater than 1.25:1 and to be reduced to 0 per cent. if Leverage is less than or equal to 1.25:1 provided that at all times an aggregate amount which is the lower of (a) the cash on the balance sheet of the Onshore Group Companies and (b) US$ 10,000,000 (or its equivalent in other currencies) shall, at the Company’s absolute discretion, either be retained (x) by the Company or its Subsidiaries and/or (y) by the Onshore Group Companies, and will not be required to be applied in prepayment of the Facilities. For the avoidance of doubt, any cash that is being held as a holdback or as deferred element of the purchase price for the Acquisition (the "Deferred Acquisition Consideration") on the balance sheet of the Onshore Group Companies shall not be included when calculating the aggregate amount to be retained.

Each payment of Excess Cashflow shall be made annually based on audited financial statements beginning with the audited financial statements for the financial year ended 31 December 2011 and any such prepayment shall be made on the date which is the earlier of (i) the date which is 180 days from the end of the relevant financial year and (ii) the date which is 15 Business Days after the date on which the payment of the annual dividend to the Company has been made.

(k)    General

Amounts not applied in prepayment of the Facilities or not applied in the purchase of or reinvestment in assets and not otherwise required to be applied in prepayment of the Facilities (or other purposes permitted above (including, without limitation, as a consequence of the above limitations)), will be available for general corporate or acquisition purposes of the Group and will not be deposited in a blocked account unless there is an Event of Default which is continuing.

The balance of the Flotation Proceeds not required to be applied in prepayment of the Facilities (together with the amount of Excess Cashflow not required to be applied in prepayment of the Facilities and not otherwise spent as permitted by the Finance Documents, the “Unspent Amount”) may be retained by the Group or, at the Company's discretion, applied in voluntary prepayment of the Facilities or may be distributed to the Investors as a Permitted Payment in accordance with the provisions set out below under the “Permitted Payment” section.

If an amount becomes due to be applied in mandatory prepayment of the Facilities under paragraphs (g), (h), (i) or (j) of the Prepayment and Cancellation section above, the Borrowers may elect to defer the mandatory prepayment concerned to the end of the then current interest period in order to mitigate broken funding costs with no requirement to deposit that amount in a cash collateral account unless there is an Event of Default which is continuing.

In the case of a Loan under a Term Facility, any amount prepaid may not be redrawn.

Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs (excluding any Margin and Mandatory Costs), without premium or penalty.

Any Mandatory prepayments will result in a permanent cancellation of the commitments under the relevant Facility and such commitments to the extent so cancelled, may not be reinstated.

Mandatory prepayments will only be required to the extent not otherwise agreed by the Majority Lenders except in relation to an Exit, which shall require the consent of all the Lenders.

Net Proceeds:	Net Proceeds means the cash proceeds received by the Group consequent upon a disposal, insurance claim or report claim, described in the Prepayment and

Cancellation section above, in each case after deducting all taxes, reasonable amounts reserved in respect of taxes, expenses (including for the avoidance of doubt reasonable legal fees, reasonable agents' commission, reasonable auditors' fees, reasonable out of pocket reorganisation costs (including redundancy, closure and other restructuring costs both preparatory to and in consequences of the relevant disposal or claim) provided that such reorganisation costs do not exceed in the aggregate an amount equal to 25% of the gross cash proceeds received by the Group for any such disposal or claim) incurred as a consequence of such disposal, insurance claim or report claim, repayment of financial indebtedness (other than under the Facilities), amounts owed to partners in Permitted Joint Ventures (as defined in Schedule 2) as a consequence of such insurance claim or report claim, in each case reasonably incurred or payable in connection with such disposal or claim, and, only in the case of a disposal, less any reasonable provisions for indemnities and contingent liabilities in connection with such disposal.

Application of Mandatory Prepayment Proceeds:	Mandatory prepayment proceeds will be applied in the following order:

	(a)	against outstandings under the Term Facility (pro rata against outstanding repayment instalments);

	(b)	then in cancellation of available commitments under the Revolving Facility;

	(c)	then in prepayment of outstandings under the Revolving Facility (so that Revolving Facility Loans shall be prepaid before outstanding Bank Guarantees) and of Revolving Facility commitments; and

	(d)	then in repayment and cancellation of outstandings and commitments under any Ancillary Facilities.

Mandatory prepayments shall be applied against the Loans and in respect of the Borrowers as the Company elects.

Trapped Cash:	The Facilities Agreement shall include provisions providing for there to be no obligation to make prepayments from Excess Cashflow and/or the proceeds of any event triggering a mandatory prepayment of the Facilities as set out above:

(a)
to the extent of legal prohibitions or the reasonable likelihood of personal liability of management or shareholders preventing the recipient of the proceeds from making prepayment or making the funds available to a Group member that can make such prepayment; or

(b)
if the upstreaming of cash for prepayment would result in the incurrence of material costs or expenses (including material tax or other liabilities) (where "material costs or expenses" for these purposes shall be defined as being an amount in excess of five per cent. of the amount required to be prepaid) or counsel to the Group has advised that such upstreaming would present a material risk of liability for the member concerned or its directors or officers, until that trapped cash impediment no longer applies and subject to an obligation to use all reasonable endeavours to:

	(i)	overcome the trapped cash problem; and
(ii)
use other Group cash which is not trapped cash to prepay an equivalent amount where such would not be materially prejudicial to overall Group liquidity or the availability thereof to Group Companies requiring funds and would not give rise to the issues referred to in paragraphs (a) and (b) above.

For the purposes of this paragraph, taxes payable on the repatriation of monies from Onshore Group Companies to Offshore Group Companies at the date of the Commitment Letter will not constitute a material cost or expense.

Representations:
Each Obligor will make representations usual for transactions of this nature subject to (where appropriate) materiality, knowledge, and other customary qualifications and consistent with the Certain Funds and Clean Up Period principles set out in this Term Sheet and shall cover the following:

(a) status;

(b) binding obligations;
(c) non-conflict with other obligations;
(d) power and authority;
(e) validity and admissibility in evidence;
(f) governing law and enforcement;
(g) insolvency;
(h) no filing or stamp taxes;
(i) no deduction of tax;
(j) no default;
(k) no misleading information;
(l) original financial statements;
(m) no proceedings pending or threatened;
(n) no breach of laws;
(o) environmental laws;
(p) taxation;
(q) security and financial indebtedness;
(r) ranking;
(s) good title to assets;
(t) legal and beneficial ownership;
(u) shares;
(v) intellectual property;
(w) group structure chart;
(x) Obligors’ incorporation and Guarantor Coverage Test;
(y) accounting reference date;
(z) Acquisition Documents, disclosures and other documents

(aa) pensions;
(bb) no adverse consequences subject to legal reservations (including in legal opinions delivered to the Lenders); and
(cc) holding and dormant companies.
Only the representations and warranties in paragraph (a) to (f) (inclusive), (j), (k), (l), (r) to (t) inclusive above will be repeated on the date of each utilisation request, on each utilisation date, on the Closing Date, on the first day of each Interest Period and accession of new Obligors. Financial statements are only warranted on delivery.

Information Undertakings:	The Company shall supply each of the following:

(a)
as soon as they become available, but in any event within 90 days of the end of each of its financial years (save for the first financial year after the Closing Date which shall be delivered within 120 days of the end of that financial year) its audited consolidated financial statements for that financial year together with, if produced, those of each Obligor;

	(b)	as soon as they become available, but in any event within 45 days of the end of each of its financial quarters after the Closing Date its consolidated financial statements for that financial quarter;
(c)
with each set of audited consolidated financial statements and each set of its consolidated quarterly financial statements delivered on or after the first financial undertaking test date, a compliance certificate signed by the chief financial officer and a director of the Company with supporting calculations of the financial covenants together with an explanation as to how the numbers were derived, in the case of the audited consolidated financial statements, confirming compliance with the Guarantor Coverage Test (as defined above) and confirming which members of the Group are Material Companies and details regarding any Trapped Cash, and reported on by the Company's auditors on the proper extraction of the numbers used in the financial undertaking calculations in such manner (if any) and on such conditions that the auditors specify (subject to the Facility Agent and/or each Lender agreeing an engagement letter with the Company's auditors).  The Company shall use all reasonable endeavours to procure that the Company's auditors will provide to the Lenders a report on the compliance certificate provided with the audited consolidated financial statements, it being acknowledged that if firms of auditors of international repute have adopted a general policy of not providing such reports the Company will be deemed not to be in breach of this obligation;

(e)
as soon as it becomes available, but in any event within 30 days of the start of each of its financial years, an annual budget for that financial year commencing with the financial year commencing 1 January 2012;

(f)	all information provided to its or any Group Company’s creditors generally (or any class of them) and all information provided to its or any Group Company's shareholders generally;
(g)
promptly upon becoming aware of them details of any litigation, arbitration or administrative proceeding which are current, threatened or pending against any Group Company which could reasonably be expected to have a Material Adverse Effect;

(h)
promptly upon becoming aware of the relevant claim details of any claim under the Acquisition Documents or against a Report provider and of any disposal or insurance claim which will require a prepayment of the Facilities;

(i)
such information as the Security Agent may reasonably require regarding any assets subject to security in favour of the Finance Parties and the compliance of any Obligor with any security document; and

(j)
such other information as any Finance Party may through the Facility Agent (acting on the instructions of the Majority Lenders), reasonably request regarding the financial condition, assets and operations of the Group.

The Company shall promptly notify the Facility Agent of any Default on it becoming aware of that Default.  Upon request, the Company shall issue a certificate signed by at least two directors confirming that no Default is continuing or, if there is, the steps being taken to remedy it.

Provisions will be included in the Facilities Agreement relating to reconciliation and/or adjustment to financial undertakings on a change of accounting basis (including a change to US GAAP and a change of the Accounting Principles from US GAAP to IFRS) or reference date to give all parties comparable protection.

The Company shall, if requested by the Facility Agent, provide an annual meeting with management for representatives of the Finance Parties and (at the same meeting or separately) an annual management presentation about the on-going business and financial performance of the Group, in each case attended by at least two directors of the Company (one of which must be the chief financial officer).

The financial year end of each Group Company shall fall on 31 December.

Customary undertakings relating to the provision by the Obligors of information customarily required for any "know your customer" checks required to be carried out by the Facility Agent and the Lenders shall be included in the Facilities Agreement.

The Company may satisfy its obligations to deliver information to those Lenders who agree by posting such information onto an electronic website.
Financial Covenants:	As set out in Schedule 1.
Right to cure breach of financial undertakings:	As set out in Schedule 1.
General Undertakings:
Undertakings usual for transactions of this in respect of each Obligor and, where applicable, in relation to the Group subject to the key baskets as set out in Schedule 3 and further exceptions, materiality, grace periods, baskets (sized proportionately based on relative Consolidated EBITDA), thresholds and other qualifications to be agreed and consistent with the Certain Funds and Clean Up Period principles set out in this Term Sheet and otherwise required to reflect this Term Sheet and the business and structure of the Group and shall cover the following:
Authorisations and compliance with laws
(a) authorisations subject to the legal reservations and the perfection requirements;
(b) compliance with laws where failure to do so would have or is reasonably likely to have a Material Adverse Effect;
(c) environmental compliance where failure to do so would have or is reasonably likely to have a Material Adverse Effect;
(d) environmental claims where failure to do so would have or is reasonably likely to have a Material Adverse Effect;
(e) taxation where failure to comply would have or is reasonably likely to have a Material Adverse Effect;
Restrictions on business focus
(f) restriction on merger (with exceptions for, among other things, the Acquisition and mergers fully and fairly disclosed in the Tax Structure Memorandum);
(g) no substantial change of business of the Group taken as a whole;
(h) restriction on acquisitions (with exceptions for Permitted Acquisitions and Permitted Reorganisations);
(i) restriction on joint ventures (with exceptions for Permitted Joint Ventures);
(j) holding companies;
Restrictions on dealing with assets and Security
(k) preservation of assets;
(l) pari passu ranking except for obligations mandatorily preferred by law;
(m) Acquisition Documents;

(n) negative pledge;
(o) restriction on disposals (with exceptions for disposals to Permitted Joint Ventures and other permitted disposals);
(p) material transactions with third parties, the Investors or their Affiliates to be on arm's length terms or better;
Restrictions on movements of cash - cash out
(q) restriction on loans or credit;
(r) restriction on guarantees or indemnities;
(s) restrictions on payments of intra-Group Financial Indebtedness (including, for the avoidance of doubt, "shareholder debt");

(t) restriction on dividends and share redemption (with exceptions for, among other things, Permitted Payments (as defined below), dividends or distributions as fully and fairly disclosed in the Tax Structure Memorandum, up to a maximum aggregate amount in each financial quarter to be agreed and repayment by the Company of all amounts due to an executive who is leaving the employment of the Company as a "good leaver");

Restrictions on movements of cash - cash in

(u) restriction on financial indebtedness (with exceptions for, among other things, onshore debt up to an amount set out in Schedule 3);
(v) restriction on issuance of share capital;
Miscellaneous

(w) insurance to be maintained against those material risks and to the extent usual for companies carrying on the same or substantially similar business;
(x) pensions funded to the extent required by local law and regulations where failure to do so would have or is reasonably likely to have a Material Adverse Effect;

(y) while an Event of Default is outstanding, access for the Facility Agent, its representatives or its professional advisers on reasonable notice during normal business hours and after having consulted with the Company provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in the Facilities Agreement;

(z) intellectual property to be maintained if failure to do so would have or is reasonably likely to have a Material Adverse Effect;

(aa) amendments to Transaction Documents to an extent which would adversely affect the interests of the Finance Parties (including any waiver of section 7.2(a)(iv) of the Merger Agreement (in so far as it concerns the Target representation in Section 4.5(b) of the Merger Agreement) without the approval of each Lender);

(bb) financial assistance;

(cc) restrictions on holding cash in aggregate for all members of the Group in excess of US$ 1,000,000 in accounts with banks which are not Approved Banks (it being agreed that Agricultural Bank of China Limited, the China Minsheng Bank, the State Bank of India and DBS Bank are Approved Banks) to apply after the end of the Clean-Up Period but not including any cash which is Trapped Cash (at a particular non-Approved Bank);

(dd) dividend maximisation undertaking providing that the Company shall procure that the other members of the Group shall take all steps so far as legally possible (subject to all legal prohibitions and to all required third party consents, authorisations and/or approvals having been satisfied) to declare and pay to the Company the highest possible dividend which may be distributed from the Company’s Subsidiaries to the Company provided that (A) at all times an aggregate amount of not less than US$ 10,000,000 will be retained on the balance sheet of the Onshore Group Companies and will not be required to be distributed by way of dividend pursuant to this undertaking; (B) an amount equal to the Onshore Group Restricted Cash (as defined below) shall not be required to be distributed by way of dividend pursuant to this undertaking; (C) the dividend maximisation undertaking shall cease to apply immediately upon the date on which, and for so long as, there is no requirement to apply Excess Cashflow in mandatory prepayment of the Facilities pursuant to the “Mandatory Prepayment - Excess Cashflow” section set out above; and (D) any amount of Deferred Acquisition Consideration shall only be distributed at such times and in accordance with the terms of the relevant Acquisition Documents governing the Deferred Acquisition Consideration (the "Deferred Acquisition Documents") to allow the Company to meet and discharge its obligations under the relevant Deferred Acquisition Documents, and not at any other times when the Group Companies are declaring and paying a dividend and provided further that any amount which is counted as Holdco Cashflow or as reducing Total Net Debt must remain at the Company.  For these purposes “Onshore Group Restricted Cash” means Cash in which any Onshore Group Company has a legal or beneficial interest and which is subject to contractual or commercial restrictions arising in the ordinary course of trading of the relevant Onshore Group Company;

(ee) treasury transactions (including compliance with the Hedging Letter);
(ff) syndication (see section below under “Syndication” section);
(gg) further assurance subject to the Agreed Security Principles;
(hh) implementation of agreed internal compliance procedures within an agreed timeframe; and
(ii) other conditions subsequent (if any).

Any baskets and thresholds (whether part of the Non-Financial Undertakings or not) set out in this Term Sheet shall also be subject to good faith discussions with and input from management of the Target Group as to the anticipated operational requirements and flexibility of the Group following completion of the Acquisition.

Permitted Reorganisation:
(a)          The solvent liquidation, reorganisation, merger, demerger, amalgamation, consolidation or corporate reconstruction (a "Reorganisation") on a solvent basis of any Group Company which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Companies; or

(b)           Provided no Default is continuing a Reorganisation on a solvent basis of an Obligor (other than the Company) (the "Old Obligor") if:

(i)            the Reorganisation takes place within (and the entity which results from the Reorganisation (the "New Obligor") is also incorporated in) the same jurisdiction as the jurisdiction of incorporation of another Obligor:

(ii)          the Reorganisation will not have an adverse impact on the security or guarantees granted in favour of any Finance Party and any associated contractual arrangements entered into in connection therewith; and

(iii)          all steps are taken which are necessary for the preservation of the Transaction Security and the rights and claims of the Secured Parties thereunder.

Permitted Payments:
The Company may pay a management fee of US$ 500,000 per annum in aggregate plus reasonable expenses in any financial year to the Investors and holding companies provided that no Default has occurred which is continuing or would occur as a result of that payment being made (in which case such fee will continue to accrue but will not be payable until such Default has been remedied or waived).

The Company may pay transaction fees (a "Transaction Fee"), being a fee payable to the Investors by the Company in connection with the Acquisition and/or any acquisition, debt or equity issuance and which is not greater than 1.50% of the aggregate consideration for the relevant transaction, plus VAT (if applicable), provided that no Default has occurred which is continuing or would occur as a result of that payment being made (in which case such fee will be payable once such Default has been remedied or waived).

The Company may distribute 100% of the Unspent Amount (as defined above) to the Investors provided that Leverage (as defined in schedule 1) is less than or equal to 2.50:1 for the previous two consecutive test dates immediately prior to such distribution and at the time of such distribution no Default has occurred which is continuing or would occur as a result of that payment being made.

The Company may pay amounts of Deferred Acquisition Consideration received by it from the Group Companies to the chairman of Target and to various stockholders of the Target (as at the date of this Mandate Letter) (as applicable) at such times, and in accordance with the terms of the relevant Deferred Acquisition Documents in their form at the date of the Mandate Letter (including as to the total amount payable) or as amended with the approval of the Lenders provided that no Event of Default has occurred which is continuing or would occur as a result of that payment being made.

Events of Default:	Events of Default (subject to such qualifications and remedy periods as may be agreed) set out below:

(a)
non-payment of amounts due under the relevant Facilities by an Obligor unless (i) if failure to pay is caused by an administrative or technical error, in the case of principal and interest, payment is made within 3 Business Days of its due date; and (ii) in the case of any other amount, payment is made within 5 Business Days of its due date;

(b)(i)
breach of financial covenants (subject to the cure rights described in this Term Sheet) and failure by an Obligor to comply with any of the undertakings under any of the paragraphs (f), (h), (i), (j), (l), (m), (n), (o), (q), (r), (s), (t), (u), (v) and (aa) of the General Undertakings section above of the Finance Documents and (ii) failure by an Obligor to comply with other provisions (including the information undertakings) of the Finance Documents unless such failure is capable of remedy and is remedied within 15 Business Days of the earlier of (x) the Facility Agent giving notice to the Company or relevant Obligor and (y) the Company or an Obligor becoming aware;

(c)
misrepresentation by an Obligor unless such failure is capable of remedy and is remedied within 15 Business Days of the earlier of (x) the Facility Agent giving notice to the Company and (y) Obligor becoming aware;

(d)
cross default on any Financial Indebtedness (which are not supported by a letter of credit issued under the Facilities but which for this purpose only includes financial indebtedness under derivatives transactions (taking into account only the marked to market value of any net payments)) in excess of an aggregate amount of US$ 2,500,000 (or its equivalent in other currencies) by a Group Company;

(e)	insolvency in respect of a Material Company excluding any failure to pay a debt which is not otherwise an Event of Default;
(f)	commencement of insolvency proceedings in respect of a Material Company subject to a 14 day cure period in relation to proceedings which are being contested in good faith;
(g)
creditors' process relating to a Material Company where the value of the affected assets exceeds in aggregate US$ 2,500,000 unless the relevant proceedings are either being contested in good faith and/or shown to be frivolous or vexations and discharged within 14 days;

(h)
unlawfulness or, subject to the legal reservations and the perfection requirements, invalidity of a material provision of any Finance Development, which in each case is materially adverse to the interests of the Lenders as a whole and is not remedied within 15 Business Days;

(i)	cessation of business by the Group (taken as a whole);
(j)
audit qualification (which shall only occur if the auditors qualify the audited annual consolidated financial statements of the Group on the basis of non-disclosure or to provide that the Group cannot continue as a going concern other than due to any prospective breach of any financial covenants);

	(k)	expropriation relating to a Material Company;
	(l)	repudiation and rescission of any of the Finance Documents in a way which is material adverse to the interest of the Lenders under that Finance Document taken as a whole;
	(m)	litigation which if adversely determined would have a Material Adverse Effect; and
	(n)	an event or series of events which has a Material Adverse Effect provided that no Event of Default shall be triggered as a result of a prospective breach of any financial covenant, subject to further exceptions, thresholds and other qualifications to be agreed and otherwise required to reflect this Term Sheet and the business and structure of the Group.
Events fully and fairly disclosed in the Tax Structure Memorandum shall not constitute an Event of Default and shall be expressly permitted under the terms of the Finance Documents.

A potential Event of Default means an Event of Default or an event which would (with the expiry of a grace period, the giving of notice under the Finance Documents or the making of a determination or any  combination of them) be an Event of Default.

Clean-Up Period:
For a period commencing on the date of the Facilities Agreement and ending on the date falling 45 days after the Closing Date, a breach of a  Clean-Up Representation or a breach of a Clean-Up Undertaking or an Event of Default which is a Clean-Up Default will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default if the breach or Event of Default relates exclusively to the Target and its Subsidiaries provided that such breach or default (i) could not reasonably be expected to have a Material Adverse Effect; (ii) was not procured or approved by the Company or any Investor; and (iii) is capable of being remedied and reasonable steps are being taken to remedy it.

For the purposes of the above paragraph:

"Clean-Up Representation" means any of the representations or warranties as set out in "Representations" section above.
"Clean-Up Undertaking" means any of the undertakings as set out in "Information Undertakings" or "General Undertakings" section above.
"Clean-Up Default" means any events of default as set out in "Events of Default" section above other than the events of default set out in paragraphs (a), (e), (f) and (g) above.
Material Adverse Effect:	"Material Adverse Effect" means a material adverse effect on:
(a) the business, operations, property, assets or financial condition of the Group (taken as a whole); or

(b) the ability of the Group (taken as a whole) to perform their payment obligations under the Finance Documents and/or their obligations under the Financial Covenants (as defined in Schedule 1); or

(c) subject to legal reservations and perfection requirements (including in legal opinions delivered to the Lenders), the validity or enforceability of, or the effectiveness or ranking of, any security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents, in each case, in a manner or to an extent which would, be materially adverse to the interests of a Finance Party.

Hedging:
Interest rate hedging shall be entered into with Lenders and affiliates of Lenders, pursuant to ISDA documentation (the "Hedging Agreements").

The Hedging Agreements to be implemented must cover not less than 66.66% of the interest rate exposure on the Term Facility for a minimum period of 3 years after the date on which that hedging is entered into (the "Required Interest Rate Hedging") and may at the option of the Group cover interest rate and currency exposure of up to 100% of the Facilities. The Required Interest Rate Hedging shall be required to be put in place within 60 days of the Closing Date.

All Hedging Agreements will rank pari passu with the Facilities.

The Company shall run a competitive auction process for the Required Interest Rate Hedging on the following basis:

(a) each Lender will be entitled to submit a quotation to the Company in respect of the Required Interest Rate Hedging;
(b)
the Lender which submits a quotation for 100% of the Required Interest Rate Hedging with the most competitive quotation (the “Winning Lender”) as determined by the Company in its sole discretion (the “Winning Bid”) shall be allocated a minimum of 50% of the Required Interest Rate Hedging;

(c)
the Company shall offer to the other Lenders which have also submitted a quotation for 100% of the Required Interest Rate Hedging the right to match the pricing of the Winning Bid, and to the extent the Lenders agree to match the pricing for the Winning Bid, the Company shall allocate a minimum of 25% of the Required Interest Rate Hedging to the relevant Lenders; and

(d)
to the extent that a Lender declines to match the pricing of the Winning Bid or a Lender has not submitted a quotation for 100% of the Required Interest Rate Hedging, the Company will be entitled to allocate the Required Interest Rate Hedging, or as the case may be, the remaining amount of the Required Interest Rate Hedging to the Winning Lender.

Majority Lenders	66 2/3% of the Lenders by commitments save for agreed adjustments to reflect final allocations of the Facilities.

Super Majority Lenders:	90% of the Lenders by commitments save for agreed adjustments to reflect final allocations of the Facilities.

Amendments and Waivers:	Unanimous Lenders' decisions for amendments or waivers under the Facilities will be limited to:

(a) the Majority Lenders or Super Majority Lenders definitions;

	(b)	a reduction in the margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

	(c)	a change in the currency of commitment or payment of any amount under the Finance Documents;

	(d)	an increase in any commitment or an extension of any availability period;

	(e)	a change to the Borrowers or the Guarantors (unless expressly permitted under the Facilities Agreements);

	(f)	any provision which expressly requires the consent of the Lenders;

	(g)	changes to the clause protecting the several obligations and independent rights of each Lender;

	(h)	any amendment to the right of a Lender to assign or transfer its commitments and/or participations in the Facilities; and

	(i)	(other than as expressly permitted by the provisions of the Finance Documents in force at the Signing Date) the nature of scope of, or a release of, (i) the guarantee and indemnity given under a Finance Document or (ii) the charged property subject to the Transaction Security or the manner in which the proceeds of enforcement of the Transaction Security are distributed.

An amendment or waiver which relates to the rights or obligations of the Facility Agent, a Mandated Lead Arranger, an Issuing Bank, the Security Agent, an Ancillary Lender or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Facility Agent, that Mandated Lead Arranger, that Issuing Bank, the Security Agent, that Ancillary Lender or, as the case may be, that Hedge Counterparty.

Security Releases:	A release of the security and/or guarantees will require the consent of all of the Lenders (as outlined above) other than in the circumstances set out below where the consent of the Super Majority Lenders is required:

	(a)	that release is conditional upon prepayment in full of the Facilities; or
(b)
the Security Agent releases any security which relates to any asset that is subject to any permitted disposal which is expressly permitted by a Finance Document at the Signing Date including a disposal to an Obligor to the extent required to effect a Permitted Reorganisation (as defined above) (and, in the case of a permitted disposal of shares in an Obligor (or a holding company of an Obligor), the Security Agent shall release any guarantees and security granted by (and over the shares in) that Obligor); or

	(c)	the Security Agent releases any security granted by a Group Company which resigns as an Obligor in accordance with Resignation of Obligors provisions above.
Non-consenting Lender ("Snooze you lose"):	If a Lender fails to respond to a request for consent to amendments, waivers or other consent requested in relation to the Facilities, within 15 Business Days (unless the Company and the Facility Agent agree a longer time period in relation to the request), that Lender's commitment or participation will not be included in calculating whether the consent of the relevant percentage of total commitments and/or participations has been obtained to approve that request.

Assignments and Transfers by Lenders:	A Lender may, following consultation with the Company for a period of not less than five (5) Business Days, assign any of its rights or transfer by novation any of its rights and obligations to another person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets provided that a transfer or assignment to an entity which is not a deposit taking financial institution that is authorized by a relevant financial services regulator shall not be effected without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed provided further that, if such assignment or transfer:

	(a)	is to another Lender or an Affiliate of a Lender;

	(b)	if the Lender is a fund, is to a fund which is a Related Fund of that Lender; or

(c) is made when an Event of Default is continuing,
there shall be no obligation to consult with or obtain the prior written consent of the Company.

The consent of each Issuing Bank is required to any assignment or transfer in relation to the Revolving Facility.

The Obligors shall not bear any increased taxes, notarial and security registration or perfection fees, costs, fees, expenses, gross-up or increased costs that result from any assignment or transfer.

Any transferring Lender will enter into a confidentiality undertaking with any potential transferee lender prior to providing it with any information about the Finance Documents or the Group.  This confidentiality undertaking must be substantially in the form recommended by the  Loan Market Association amended to the extent necessary to ensure that it is capable of being relied upon by the Company without requiring its signature and may not be materially amended without the consent of the Company.

The Company may require a list of Lenders from the Facility Agent.

Debt Purchase Transactions:
Permitted by the Investors (by auction or otherwise) or by the Group (by solicitation or open order process in accordance with LMA Leveraged Document standard terms (Option 2)) except that debt under the Facilities that is bought back by the Group may be funded from Retained Proceeds (rather than just Excess Cashflow for the immediately preceding financial year) or New Shareholder Injections (in each case as defined in Schedule 1).

Any debt under the Facilities purchased by an Investor debt fund, including for the avoidance of doubt Sankaty Advisors and their affiliates (which is separately managed from the Investor) and where customary information barriers are in place between the Investors and that Investor debt fund shall not be subject to any of the conditions and restrictions set out above.

Confidentiality:	Restriction on disclosure of Confidential Information by the Finance Parties, subject to exceptions detailed in the Facilities Agreement.

Replacement of Lender:	If:
	(a)	a Lender under the Facilities does not consent to any unanimous Lender waiver, amendment or other consent requested in respect of the Facilities to which the Super Majority Lenders have consented; or
	(b)	the status of such Lender results in the Borrower having to indemnify it for increased costs or tax gross up payments in excess of amounts payable to other Lenders generally,

the relevant Borrower will be entitled (for a period of 45 days commencing on the date which such non-consenting Lender notified the Facility Agent and the Company or the relevant Borrower of its refusal to consent or of its status resulting in it falling under paragraph (b) above) to either:

	(i)	prepay that Lender's participation in full (but not part thereof) for cash at par in the Facilities concerned; or

	(ii)	require that Lender to transfer its participation in the Facilities concerned (for cash at par) to an existing or newly introduced Lender willing to assume it as directed by the relevant Borrower (subject to break costs but not subject to prepayment penalties being payable)).

No obligation on the Lender being replaced or any other Finance Party to find a replacement Lender. No ability to replace the Facility Agent, Security Agent or Issuing Bank.

Conditions Precedent:	The following condition precedent documents to be received by the Facility Agent in form and substance satisfactory to the Facility Agent acting on the instructions of the Mandated Lead Arrangers:

	1.	Obligors

	(a)	constitutional documents;
	(b)	resolution of board of directors;
	(c)	specimen signatures;

(d)
if necessary, shareholder resolutions in relation to each Guarantor (as well as resolutions of boards of directors of any corporate shareholder party to such shareholder resolutions, approving the terms of such resolution);

(e)	borrowing/guaranteeing/securing certificate; and
(f)	certification of copy documents.
2.	Transaction Documents (other than the Finance Documents)
(a)	a copy of each Acquisition Document, each Intra-Group Loan Agreement and the Constitutional Documents; and
(b)	a copy of the service contract of each member of senior management (to be identified and agreed).
3.	Finance Documents
(a)	the Facilities Agreement;
(b)	the Fee Letters;
(c)	the Hedging Letter; and
(d)
the Transaction Security Documents in respect of each Original Obligor (as well as, if necessary, notices required to be sent and share certificates and stock transfer forms required to be delivered under such documents).

4.	Contracts
(a)	acknowledgement by the relevant parties of security over the Merger Agreement.
5.	Legal opinions
(a)	appropriate legal opinions given by counsel as is customary in the necessary jurisdictions.
6.	Other documents and evidence
(a)	evidence of process agent;
(b)	the agreed base case/initial budget;
(c)	the following reports (the "Reports"):

(i)
the final form financial and tax due diligence report and final form tax structuring report including a group structure chart showing the post-acquisition ownership structure (the "Tax Structure Memorandum") prepared by PricewaterhouseCoopers;

(ii)	the final form legal due diligence reports prepared by Kirkland & Ellis International LLP (capable of being relied upon by the Reliance Parties);

(iii)	the final form legal due diligence report prepared by Fangda Partners; and

(iv)	the final form commercial due diligence report prepared by Bain Capital.

(d)	if necessary, a Report Recoveries Letter (as defined above);
(e)	original financial statements relating to each Group Company;
(f)	the Funds Flow Statement;
(g)	a certificate of the Company setting out details of the Acquisition Costs;
(h)
a certificate of the Company confirming that: (i) the conditions (other than payment of the purchase price) to the Acquisition have been satisfied; (ii) the Acquisition Documents have not been amended, varied, waived or terminated in any respect which could reasonably be expected to be materially prejudicial to the Lenders’ interest; and (iii) there has been no material breach of any warranty under the Merger Agreement;

(i)
a certificate of the Company confirming that at least a 50% of the aggregate transaction consideration has been funded from equity (including rollover of management equity) and has been made available to the Company and will be applied as agreed;

(j)	completed utilisation request(s) authorising the deduction from the initial advances of fees payable on the Closing Date (including, without limitation, legal fees);

	(k)	to the extent applicable, evidence of discharge of existing debt, security or guarantees;
(l)
all information necessary for identification of the Original Obligors and their respective subsidiaries in order to comply with anti-money laundering requirements and know your customer requirements of the Lenders (to be co-ordinated by the Mandated Lead Arrangers for the Lenders);

	(m)	all required competition consents/clearances for the Acquisition;
	(n)	all required consents and approvals required in order to make the relevant proportion of the PRC Revolving Facility available to the relevant Borrowers thereof; and
	(n)	to the extent required, an insurance letter of appropriateness / insurance review and copies of material insurances / cover notes and other appropriate insurance documents, in each case, as agreed.
Conditions to Utilisations:	Subject as set out herein and to the Certain Funds section above, the Facilities may not be utilised unless:
	(a)	no Default is continuing or would occur as a result of the utilisation; and
	(b)	all of the representations and warranties which are to be made or repeated on the utilisation date are true and accurate in all material respects.

Notwithstanding the above, Rollover Drawings, drawings to refinance Ancillary Facilities, or extensions of Bank Guarantees under the Revolving Facility will be permitted unless action has been taken by the Facility Agent under "acceleration" provisions of the Facilities Agreement or an insolvency Event of Default is continuing.

Miscellaneous Provisions:	The Facilities Agreement will contain provisions relating to, among other things, market disruption (affecting at least 30 per cent. of the syndicate), breakage costs, tax gross up and indemnities (including, without limitation, in relation to the Acquisition), increased costs (with the ability to substitute the Lender at par), set-off and administration.
Costs and Expenses:
All costs and expenses (including legal fees subject to an agreed cap to be agreed between the Company and the Mandated Lead Arrangers) reasonably incurred by the Facility Agent, the Mandated Lead Arrangers, the Bookrunners, the Issuing Bank and the Security Agent in connection with the negotiation, preparation, printing, execution, and perfection of the Facilities Agreement, any document referred to in the Facilities Agreement, the Transaction Security and any other Finance Documents shall be paid by the Company promptly on demand after closing.

Provisions relating to amendment costs, enforcement and preservation costs shall also be included but not, unless otherwise agreed, in respect of any management time of the Facility Agent or the Security Agent.

Syndication:
The Company and the other Obligors shall give such assistance as the Mandated Lead Arrangers may reasonably require in relation to the syndication of the Facilities including giving of presentations by members of their management and assisting in relation to the preparation of an information memorandum.

Governing Law:	English save where inappropriate for guarantees and Transaction Security Documents.
Jurisdiction:	Courts of England save where inappropriate for guarantees and Transaction Security Documents.
Definitions:	Terms defined in the LMA Leveraged Document have the same meaning in this Term Sheet unless given a different meaning in this Term Sheet.

Schedule 1

Financial Covenants and Financial Definitions

1.	Financial Condition

In relation to the Facilities, the following financial covenants will apply:

(a)
Leverage: Leverage in respect of any Relevant Period specified in column 1 below shall not exceed the ratio specified in column 2 below opposite that Relevant Period on the basis set out below (measured quarterly on the basis of Total Net Debt on the measurement date and rolling 12 months Consolidated EBITDA).

Column 1	Column 2
Relevant Period expiring	Ratio
30 June 2012	2.75:1
30 September 2012	2.75:1
31 December 2012	2.75:1
31 March 2013	2.75:1
30 June 2013	2.25:1
30 September 2013	2.25:1
31 December 2013	2.25:1
31 March 2014	2.25:1
30 June 2014	2.00:1
30 September 2014	2.00:1
31 December 2014	2.00:1
31 March 2015	2.00:1
30 June 2015	1.50:1
30 September 2015	1.50:1
31 December 2015	1.50:1
31 March 2016	1.50:1
30 June 2016 and thereafter	1.50:1

(b)
Interest Cover:  Interest Cover in respect of any Relevant Period specified in column 1 below shall not be less than the ratio specified in column 2 below opposite that Relevant Period on the basis set out below (measured quarterly on a rolling 12 month basis).

Column 1	Column 2
Relevant Period expiring	Ratio
30 June 2012	4.00:1
30 September 2012	4.25:1
31 December 2012	4.75:1
31 March 2013	4.75:1
30 June 2013	4.75:1
30 September 2013	5.00:1
31 December 2013	5.00:1
31 March 2014	5.50:1
30 June 2014	5.50:1
30 September 2014	5.50:1
31 December 2014	5.50:1
31 March 2015	5.50:1
30 June 2015	5.50:1
30 September 2015	5.50:1
31 December 2015	5.50:1
31 March 2016	5.50:1
30 June 2016 and thereafter	5.50:1

(c)
Cashflow Cover:  Cashflow Cover (i) in respect of the Relevant Period ending 30 June 2012 shall not be less than 1.05:1 and (ii) in each respect of any Relevant Period ending after 30 June 2012 shall not be less than 1.10:1 (in each case measured annually on a rolling 12 month basis).

(d)	Capital Expenditure:

(i)
Subject to paragraphs (ii) to (iv) below, the aggregate Capital Expenditure of the Group in respect of each Financial Year shall not exceed US$ 2,500,000 on the basis set out below (the "Capital Expenditure Limit")

(ii)
The limitation on Capital Expenditure shall exclude Capital Expenditure that is funded from Acceptable Funding Sources (to the extent permissible under applicable law to be used for this purpose) and any Capital Expenditure committed to be made prior to the Closing Date.

(iii)	There will be provision for up to 100% carry forward of unspent Capital Expenditure for 12 months (the carried forward amount to be used first in each year).

(iv)
The permitted amount of Capital Expenditure shall be increased by an amount equal to 10% of the relevant increase in Consolidated EBITDA of the Group provided such acquisition is a Permitted Acquisition.

2.	Financial Testing

The financial covenants shall first be tested on the quarter date falling on 30 June 2012.  For the purposes of calculating Total Net Debt and Total Finance Charges any amounts denominated in currencies other than US$ will be converted to US$ using the same average exchange rates used in the computation of Consolidated EBITDA in respect of that Relevant Period taken from the relevant accounts.  There shall be no double counting i.e. no amount shall be added (or deducted) more than once in calculating the financial covenants.

The obligation of the Company to pay the Deferred Acquisition Consideration and the Cash held by Group Companies to make such payment shall not be included for the purposes of calculating the financial covenants and the financial covenant definitions set out herein shall be amended in the long-form documentation to reflect that position to the extent not already reflected.

3.	Equity Cure

(a)
If the Company is in breach of any obligation set out in paragraph 1 (Financial Condition) above (other than the Capital Expenditure covenant) (each a "Financial Covenant"), then the Company may procure the contribution of New Shareholder Injections (or apply the unspent amount of any Overcure Amount resulting from a previous New Shareholder Injection made in accordance with this provision as contemplated in paragraph (b)(iv) below) which, subject to the conditions in paragraphs (b) to (d) (inclusive) below, shall have the effect that each Financial Covenant is recalculated giving effect to the following adjustments:

(i)	for the purpose of calculating Leverage, the amount of the New Shareholder Injection (or, if applicable, any relevant unspent Overcure Amount) shall be deducted from the calculation of Total Net Debt;

(ii)
for the purpose of calculating Interest Cover, the amount of the New Shareholder Injection (or, if applicable, any relevant unspent Overcure Amount) shall be treated (for this purpose only) as having been applied in prepayment of the Term Facility on the first day of the Relevant Period in respect of which a cure is to be effected and Total Finance Charges shall be recalculated accordingly; and

(iii)	for the purpose of calculating Cashflow Cover, the amount of the New Shareholder Injection shall be added to the calculation of Cashflow,

and compliance with the relevant Financial Covenant will be determined by reference to the relevant recalculation and the requirements of the financial covenant shall be deemed to have been satisfied as at the relevant original date of determination as though there had been no failure to comply with such requirements and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for the purposes of the Finance Documents.

(b)

(i)
Any New Shareholder Injection made to effect a cure of a Financial Covenant must be contributed in cash and received by the Company no later than the date which is 15 Business Days following the date for delivery of the Compliance Certificate which relates to the Relevant Period in which there would be a breach of Financial Covenant, but for the operation of this provision.

(ii)
Any New Shareholder Injection made to effect a cure of a Financial Covenant may exceed the amount required to rectify the breach of Financial Covenant at the preceding Quarter Date (such excess amount being the "Overcure Amount") by no more than 20% of such amount that is required to rectify the breach of Financial Covenant at the preceding Quarter Date.

(iii)
At least 80% of the amount of any New Shareholder Injection made to effect a cure of a Financial Covenant that is required to rectify the breach of Financial Covenant at the preceding Quarter Date must be applied in or towards permanent prepayment of Loans under the Term Facility with such amount being applied against such Loans in the same manner as voluntary prepayments as set out above under the "Voluntary Prepayment" section. The balance of any New Shareholder Injection not required to be applied in prepayment of the Term Facility may be retained by the Group and may be applied as the Company shall determine in its sole discretion other than for making a Permitted Payment to a person which is not a Group Company.

(iv)	Any New Shareholder Injection made to effect a cure of a Financial Covenant shall be deemed to have been received by the Company on the last day of that Relevant Period.

(v)
Any New Shareholder Injection made to effect a cure of a Financial Covenant for the purposes of calculating Cashflow Cover, shall be deemed to have been received by the Company on the last day of the Relevant Period so as to be included in the calculation of Cashflow for that Relevant Period and the following three Quarter Dates.

(c)
The contribution of New Shareholder Injections (or, as applicable, the application of unspent Overcure Amounts) may only be made for the purpose of effecting a cure of a Financial Covenant breach a maximum of three times over the life of the Facilities and not in consecutive Relevant Periods (without prejudice to a relevant New Shareholder Injection continuing to be included as Cashflow on each of the subsequent three Quarter Dates in accordance with paragraph (b)(v) above).

(d)
Any recalculation made under this provision will be solely for the purpose of curing a breach of the Financial Covenants and not for any other purpose such as calculation of Margin or Excess Cashflow or for determining application of Flotation Proceeds or Excess Cashflow.

4.	Financial Definitions

In this Term Sheet:

"Acceptable Funding Sources" means:

(a)           Retained Proceeds;

(b)           permitted Financial Indebtedness; and

(c)           utilisations under the Offshore Revolving Facility.

"Accounting Principles" means:

(a)	for the purposes of testing the Financial Covenants only, generally accepted accounting principles in the United States including IFRS; and

(b)
for all other purposes, generally accepted accounting principles in the United States including IFRS or in the case of any relevant Group Company incorporated or established outside the United States, the generally accepted accounting principles of that jurisdiction of incorporation/establishment.

"Adjusted Consolidated EBITDA" means, in relation to a Relevant Period, Consolidated EBITDA for that Relevant Period adjusted by:

(a)
including the EBITDA of a Group Company (whether positive or negative) for the Relevant Period (or attributable to a business or assets acquired during the Relevant Period) prior to its becoming a Group Company or (as the case may

be) prior to the acquisition of the business or assets taking into account Relevant Synergy Benefits applicable to such acquisition; and
(b)	excluding EBITDA attributable to any Group Company (or to any business or assets) disposed of during the Relevant Period.

"Business Acquisition" means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company or investments in Joint Ventures.

"Capital Expenditure" means any expenditure or obligation (other than expenditure or obligations in respect of Business Acquisitions) in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease and excluding and any non cash expenditure, and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange).

"Cashflow Cover" means the ratio of Holdco Cashflow to Holdco Debt Service in respect of any Relevant Period.

"Consolidated EBITDA" means, in respect of any Relevant Period, the consolidated operating profit of the Group from ordinary activities before taxation excluding the results from discontinued operations:

(a)
before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges, other finance payments whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any Group Company;

(c)	after adding back any amount attributable to any amortisation (including the amortisation of any goodwill arising on the Acquisition or any Permitted Acquisition), any depreciation or any impairment;

(d)	excluding any non-cash costs or expenses or provisions relating to any share options schemes or any management equity programme of any Group Company implemented on or after the Closing Date;

(e)	before taking into account any Exceptional Items and other non-operating items;

(f)	before deducting any Acquisition Costs;

(g)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company (calculated on the same basis as EBITDA) which is attributable to Non-Group Entities;

(h)	after adding back the amount of any dividends or other profit distribution received by Group Companies in cash through distributions from Non-Group Entities;

(i)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company (calculated on the same basis as EBITDA) which is attributable to minority interests;

(j)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(k)	before taking into account any upward or downward revaluation of any other asset during that Relevant Period;

(l)	before deducting any monitoring, consulting, management, advisory or other fees paid to the Investors which are, in each case, Permitted Payments during that Relevant Period;

(m)
before deducting any fees, costs or charges that have been paid and which are of a non-recurring nature in each case related to any equity or debt offering, compensation payments to departing management, Permitted Investments or the raising of any permitted Financial Indebtedness (whether or not successful);

(n)	before deducting any income or charge attributable to any post-employment benefit scheme other than the current service costs attributable to the scheme;

(o)
after adding (to the extent not already included) the realised gains or deducting (to the extent not otherwise deducted) the realised losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cash flows of the Group (but taking no account of any unrealised gains or loss on any hedging instrument whatsoever); and

(p)	after adding back the proceeds of any business interruption insurance policies,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation and so that no gain or profit from the purchase by a Group Company at less than par value of any loans made to any Group Company or any securities issued by any Group Company will be included as a component of Consolidated EBITDA.

"Current Assets" means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each Group Company including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any Group Company.

"Current Liabilities" means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each Group Company expected to be settled within twelve months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Financial Indebtedness and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Company or by a Group Company in favour of a person which is not a Group Company.

"EBITDA" means, in respect of a Group Company for any period for which it is being calculated, the operating profit of that Group Company from ordinary activities before taxation excluding the results from discontinued operations:

(a)
before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges, other finance payments whether paid, payable or capitalised by that Group Company (calculated on a consolidated basis) in respect of that period;

(b)	not including any accrued interest owing to that Group Company;

(c)	after adding back any amount attributable to any amortisation (including the amortisation of any goodwill arising on the Acquisition or any Permitted Acquisition), any depreciation or any impairment;

(d)	excluding any non-cash costs or expenses or provisions relating to any share options schemes or any management equity programme of that Group Company implemented on or after the Closing Date;

(e)	before taking into account any Exceptional Items and other non-operating items;

(f)	before deducting any Acquisition Costs;

(g)	after deducting the amount of any profit (or adding back the amount of any loss) of that Group Company (calculated on the same basis as EBITDA) which is attributable to Non-Group Entities;

(h)	after adding back the amount of any dividends or other profit distribution received by that Group Company in cash through distributions from Non-Group Entities;

(i)	after deducting the amount of any profit (or adding back the amount of any loss) of that Group Company (calculated on the same basis as EBITDA) which is attributable to minority interests;

(j)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(k)	before taking into account any upward or downward revaluation of any other asset during that period;

(l)	before deducting any monitoring, consulting, management, advisory or other fees paid to the Investors which are, in each case, Permitted Payments during that period;

(m)
before deducting any fees, costs or charges that have been paid and which are of a non-recurring nature in each case related to any equity or debt offering, compensation payments to departing management, Permitted Investments or the raising of any permitted Financial Indebtedness (whether or not successful);

(n)	before deducting any income or charge attributable to any post-employment benefit scheme other than the current service costs attributable to the scheme;

(o)
after adding (to the extent not already included) the realised gains or deducting (to the extent not otherwise deducted) the realised losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cash flows of that Group Company (but taking no account of any unrealised gains or loss on any hedging instrument whatsoever); and

(p)	after adding back the proceeds of any business interruption insurance policies,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of that Group Company before taxation and so that no gain or profit from the purchase by that Group Company at less than par value of any loans made to any Group Company or any securities issued by any Group Company will be included as a component of EBITDA.

"Exceptional Items" means any items of an unusual, one-off or non-recurring, extraordinary or exceptional nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.

"Excess Cashflow" means, Holdco Cashflow during that Relevant Period less:

(a)	Debt Service for that period;

(b)	the amount of any voluntary prepayments of any Loans under the Term Facility made under the Finance Documents during that period; and

(c)	any Acceptable Funding Sources.

"Financial Indebtedness" means, at any time (without double counting), the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of Group Companies for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse (as regards default by the relevant debtor(s)) basis);

(f)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(g)
any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date of the Term Facility or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if:

(i)	one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; or

(ii)	the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)
any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) (inclusive) above,

but excluding indebtedness owed by one Group Company to another Group Company, all New Shareholder Injections, all pension related liabilities and any liabilities in relation to hedging transactions.

"Finance Lease" means any rental obligation (including any lease or hire purchase contract) which would, in accordance with the Accounting Principles, be treated as a finance or capital lease or otherwise capitalised in the audited financial statements of that person but only to the extent of that treatment.

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Financial Year" means the annual accounting period of the Group ending on or about 31 December in each year.

"Group Company" means a member of the Group.

"Holdco Cashflow" means, for any period for which it is being calculated, without double counting, the aggregate amount of all dividends or other profit distributions in each case paid in cash from any Onshore Group Company which has been distributed to (and received by) Offshore Group Companies during that Relevant Period less:

(a)	the amount actually paid or due and payable (in each case, by an Offshore Group Company) in respect of Taxes during that Relevant Period;

(b)	any Permitted Investment Costs paid in such period by an Offshore Group Company;

(c)
(without double counting) any monitoring, consulting, management, advisory or other fees paid to the Investors, in each case as a Permitted Payment, during that Relevant Period by Offshore Group Companies;

(d)	payments to fund the purchase of any management equity made by any Offshore Group Company; and

(e)	in respect of the Relevant Period ending 30 June 2012 only, the amount payable (during that Relevant Period or any subsequent Relevant Period) in respect of Deferred Acquisition Consideration.

"Holdco Debt Service" means, in respect of any Relevant Period, the aggregate of:

(a)	Total Finance Charges for that Relevant Period payable by an Offshore Group Company;

(b)
the aggregate of all scheduled repayments of Financial Indebtedness (as such scheduled repayments have been adjusted as a result of any voluntary or mandatory prepayment required or made under the terms of the Facilities Agreement) falling due during that Relevant Period and owing by or payable by an Offshore Group Company but excluding (i) any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Facility and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility but for any voluntary cancellation and (ii) any payment of the Deferred Acquisition Consideration; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any Offshore Group Company,

and so that no amount shall be included more than once.

"Interest Cover" means the ratio of Adjusted Consolidated EBITDA to Total Finance Charges in respect of any Relevant Period.

"Leverage" means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted Consolidated EBITDA in respect of that Relevant Period.

"New Shareholder Injections" means the aggregate amount subscribed for by any person (other than a Group Company) for ordinary shares in the Company or for subordinated loan notes or other subordinated debt instruments in the Company by an Investor on substantially the same terms as any initial loan notes or debt instruments delivered to the Lenders as conditions precedent to first drawdown (the "Original Shareholder Debt Documents") or otherwise on terms acceptable to the Majority Lenders (acting reasonably).

"Non-Group Entity" means any investment or entity (which is not itself a Group Company (including associates and Joint Ventures)) in which any Group Company has an ownership interest.

"Permitted Investment" means a Permitted Acquisition or a Permitted Joint Venture.

"Permitted Investment Costs" means the fees, costs and expenses payable in respect of a Permitted Investment.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Relevant Period" means each period of twelve months, or such shorter period commencing on the Closing Date, ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of each Financial Quarter.

"Relevant Synergy Benefits" means the pro forma cost savings reasonably anticipated to be achieved by the Group as a result of the relevant Permitted Acquisition in the 12 month period immediately following the completion of such acquisition net of the cost of achieving those savings provided that:

(a)
such pro forma cost savings must be demonstrated in a written analysis and identified on a quarter by quarter basis and certified by the Chief Financial Officer of the Company and the auditors of the Company have advised that the assumptions underlying the projected pro forma cost savings are reasonable;

(b)
the maximum amount of such pro forma cost savings in respect of a particular acquisition which may qualify as Relevant Synergy Benefits for the purpose of the Facilities Agreement may not exceed an amount equal to the higher of (a) 10 per cent. of the Consolidated EBITDA of the enlarged Group and (b) 25 per cent. of the EBITDA of the business acquired pursuant to the Permitted Acquisition;

(c)	the Group is using reasonable endeavours to implement the plan to achieve those cost savings; and

(d)
such pro forma cost savings shall be taken into account in any financial covenant calculation only for so long as the Chief Financial Officer of the Company still reasonably anticipates those cost savings can be achieved by the Group.

"Retained Proceeds" means the aggregate of any Flotation Proceeds, Excess Cashflow, Net Proceeds from any claims against Report Providers ("Reports Proceeds"), Disposal Proceeds, Insurance Proceeds and New Shareholder Injections made in accordance with the equity cure regime set out above after deducting:

(a)
the amount of those receipts that are required to be used in mandatory prepayment of the Facilities in accordance with the Prepayment and Cancellation section (or, in the case of New Shareholder Injections, the equity cure regime set out above);

(b)	the amount of those proceeds used (or contracted to be used) for a purpose permitted under the Finance Documents; and

(c)
the amount of (i) Insurance Proceeds which are applied to meet a third party claim and set aside for reinstatement of assets or purchase of assets to replace lost assets, (ii) the amount of Disposal Proceeds that are set aside for re-investment in fixed assets and (iii) the amount of Reports Proceeds that are set aside for application to satisfy (or reimburse a Group Company which has discharged) a liability of a Group Company.

"Shareholder Debt" means any Financial Indebtedness arising under the Original Shareholder Debt Documents or any shareholder debt document pursuant to which a New Shareholder Injection is made.

"Trade Instruments" means any performance bonds or advance payment bonds issued in respect of the obligations of any Group Company arising in the ordinary course of trading of that Group Company.

"Total Finance Charges" means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in the nature of interest in respect of Financial Indebtedness whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	excluding any upfront fees costs or expenses or one-off non-recurring agency or security agency fees;

(b)	for the purposes of testing Interest Cover only, excluding any repayment and prepayment premiums;

(c)
including fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and is issued by a third party on behalf of a Group Company;

(d)	including commitment, utilisation and non-utilisation fees;

(e)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(f)	including any commission, fees, discounts and other finance payments payable by (and deducting any amounts payable to) any Group Company under any hedging arrangement;

(g)	excluding any Acquisition Costs and Permitted Investment Costs;

(h)	if a Non-Group Entity is accounted for on a proportionate consolidation basis, after adding the Group's share of the finance costs or interest receivable of the Non-Group Entity;

(i)	taking no account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(j)
excluding (i) any capitalised interest whatsoever, (ii) interest (capitalised or otherwise) in respect of the Shareholder Debt, (iii) any other non-cash return interest in respect of permitted Financial Indebtedness and (iv) the amount of any discount amortised and other non-cash interest charges; and

(k)	excluding any amount in relation to the Deferred Acquisition Consideration,

but excluding any amounts falling within paragraphs (b)-(e) (inclusive) above that are payable in respect of any Financial Indebtedness of the Target Group that is repaid on or before the Closing Date and so that no amount shall be added (or deducted) more than once.

"Total Net Debt" means, at any time, the aggregate amount of all obligations of Group Companies for or in respect of Financial Indebtedness at that time but:

(a)	excluding any such obligations in respect of the Deferred Acquisition Consideration;

(b)	excluding any such obligations in respect of the Shareholder Debt;

(c)	including, in the case of Finance Leases only, their capitalised value;

(d)
deducting the aggregate amount of Cash and Cash Equivalent Investments held by the Offshore Group Companies at that time (but not any amount of Cash or Cash Equivalent Investments which is for payment of the Deferred Acquisition Consideration held by an Offshore Group Company), which is freely accessible on agreed terms; and

(e)	in the case of any obligation for or in respect of any Financial Indebtedness of any Group Member which is secured or supported by cash collateral, deducting the amount of such cash collateral,

and so that no amount shall be included or excluded more than once and provided that for the purposes of Total Net Debt, to the extent the drawn amount of the Revolving Facility on a relevant test date exceeds the average of the drawn amount of the Revolving Facility at the end of each month in the last 12 month period, such excess shall not form part of Total Net Debt.

"Working Capital" means, on any date, Current Assets less Current Liabilities.

Schedule 2

Permitted Acquisition and Permitted Joint Venture Criteria

1.	A “Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition by a Group Company of an asset sold, leased, transferred or otherwise disposed of by another Group Company in circumstances constituting a Permitted Disposal;

(c)	an acquisition of shares or securities constituting a Permitted Share Issue;

(d)	an acquisition of securities which are Cash Equivalent Investments;

(e)	any acquisition of shares in any Group Company and any acquisition of the shares in a Permitted Joint Venture which are not owned by the Group;

(f)	any acquisition of shares or other ownership interests held by employees or members of management on their ceasing to be employed or appointed by any Group Company;

(g)	the incorporation of a company or the purchase of shares in an off the shelf company which becomes a Group Company, but only if:

(i)	that company is incorporated in the United States of America or an Onshore Jurisdiction (a Non-Restricted Jurisdiction) with limited liability; and

(ii)	the aggregate amount by which any such company which is a Group Company but not an Obligor is so capitalised or purchased does not exceed US$ 20,000 (or its equivalent in other currencies);

(h)	an acquisition (not being an acquisition by the Company), for cash consideration, of:

(i)
more than 50% of the issued share capital of a limited liability company (the “Proposed Target”) in circumstances where the relevant Group Company also acquires the right to (w) cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Proposed Target; (x) appoint or remove all or the majority of the directors or other equivalent officers of the Proposed Target; (y) give directions with respect to the operating and dividend policy of the Proposed Target with which the directors or other equivalent officers of the Proposed Target are obliged to comply and (z) consolidate the Proposed Target  into the existing tax group to which the relevant Group Company is a member; and

(ii)
(if the acquisition is made by a limited liability company incorporated in a Non-Restricted Jurisdiction and whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if (in each case):

(1)	no Event of Default is continuing on the closing date for the acquisition (the “PA Closing Date”) or would occur as a result of the acquisition;

(2)
the Proposed Target, business, assets and undertaking and each material subsidiary of it is incorporated or established, and carries on its principal business in a Non-Restricted Jurisdictions and is engaged in a business substantially the same as, complementary or related to that carried on by the Target Group at the date of the Facilities Agreement;

(3)
the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the PA Closing Date (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition made under this paragraph (3) and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition (the "Total Purchase Price") together with the amount of any Joint Venture Investment (as defined below) does not in any Financial Year of the Company exceed an amount equal to the aggregate of (x) US$ 12,500,000 (or its equivalent in other currencies) and (y) the Additional Sources of Funding;

(4)
the Proposed Target or the business being acquired has either (x) positive earnings before interest, tax, depreciation, amortisation and exceptional items (computed on the same basis as Consolidated EBITDA) for the period of twelve months immediately preceding the date of the acquisition (calculated on a pro forma basis) taking into account Relevant Synergy Benefits or (y) did not have negative earnings from ordinary activities before interest, tax, depreciation, amortisation and exceptional items (calculated on the same basis as Consolidated EBITDA) of an amount greater than US$ 5,000,000 on a pro forma stand alone basis for the period of twelve months immediately preceding the date of the acquisition (or, if not ascertainable, for the financial year of such entity most recently ended prior to the date of such acquisition);

(5)
the Company has provided the Facility Agent with reasonable details of the acquisition including details of the assets to be acquired, the total consideration to be paid, the sources of funding for the acquisition and a copy of the latest audited accounts (or, if not available, management accounts) of the Proposed Target or business;

(6)
the Proposed Target (and each of its subsidiaries if relevant) or business does not have any material contingent liabilities which are outside the ordinary course of business which would be required to be disclosed in the financial statements of the target in accordance with the Accounting Principles (other than pension liabilities of the Proposed Target which are fully provided for in accordance with the applicable law) unless and to the extent such liability is indemnified by the vendor or adequately insured against or taken into account in the purchase price for the acquisition;

(7)
subject to the Agreed Security Principles, if any Proposed Target constitutes a Material Company, or in the case of an asset acquisition, the acquiring company constitutes (or thereby becomes) a Material Company or the Proposed Target is acquired by a Group Company that is already a Material Company, the Proposed Target (if a Material Company) and/or the acquiring company that thereby becomes a Material Company accedes as a Guarantor to the Facilities Agreement and security is granted over each such Material Company's shares (if not already the subject of the Transaction Security) and its assets (including shares) or, if the Proposed Target is not a Material Company but is acquired by a Group Company that is already a Material Company, security is granted over the shares of the acquired company in conformity with the Agreed Security Principles and in each case no later than 30 days following the PA Closing Date, provided that, in addition:

(i)
if the Total Purchase Price for the acquisition exceeds US$ 2,500,000 (or its equivalent in other currencies), a certificate signed by a director or officer of the Company confirming (with calculations showing in reasonable detail) that:

(1)
Leverage on the Quarter Date immediately preceding completion of the acquisition of the Proposed Target (calculated on a pro forma basis, and assuming that such acquisition had taken place immediately prior to such Quarter Date and on the assumption any Relevant Synergy Benefits are achieved) does not exceed the lower of (i) the prescribed Leverage in paragraph 1(a) of Schedule 1 in respect of the Quarter Date immediately preceding the acquisition of the Proposed Target with at least 10% headroom and (ii) the Leverage on the Closing Date, together with the model of the financial covenants on a pro forma basis showing such calculations;

(2)
the Company would have remained in compliance with its obligations under the “Financial Covenants” as set out in Schedule 1 if the covenant tests were recalculated for the Relevant Period ending on the most recent Quarter Date consolidating the results of the Proposed Target (consolidated if it has Subsidiaries) or business with the results of the Group for such period on a pro forma basis and as if the consideration for the proposed acquisition had been paid at the start of that Relevant Period and on the assumption any Relevant Synergy Benefits are achieved; and

(ii)	if the Total Purchase Price for the acquisition exceeds US$ 4,500,000 (or its equivalent in other currencies):

(1)
the certificate provided pursuant to paragraph (i) above must also confirm that each financial covenant set out in Schedule 1 (calculated on a pro forma basis) is forecast (based on reasonable assumptions) to be complied with on the next four Quarter Dates in the 12 month period immediately following the PA Closing Date on the assumption any Relevant Synergy Benefits are achieved;

(2)
the Company has provided to the Facility Agent before legally committing to make the acquisition  (for information only) the accounting, legal and other third party due diligence reports (if any) relating thereto that are obtained by the Company and such diligence reports are either addressed to or capable of being relied upon by the Finance Parties to the extent (x) that was consistent with the reports provided for the Acquisition or (y) such report providers have not adopted a general policy that they will not provide such reliance and the Finance Parties agree the terms of such reliance letters with the respective report providers.

2.	A “Permitted Joint Venture” means:

(a)	a Joint Venture of the Target Group in existence at completion of the Acquisition;

(b)	any investment in a Joint Venture where:

(i)
the Joint Venture is held through an entity incorporated or formed with limited liability in a Non-Restricted Jurisdiction and is engaged in a business substantially the same as or complimentary or related to that carried on by the Group; and

(ii)	in any Financial Year of the Company, the aggregate (without double counting) (the "Joint Venture Investment") of:

(1)	all amounts subscribed for shares or any other ownership interest in, lent to, or invested in all such Joint Ventures by any Group Company;

(2)	the contingent liabilities of any Group Company under any guarantee given in respect of the liabilities of any such Joint Venture; and

(3)	the amount which is the lower of the amount actually paid for and the market value of any assets transferred by any Group Company to any such Joint Venture,

under this paragraph (b)(ii) and under paragraph (a) above in respect of a Joint Venture of the Target Group in existence at completion of the Acquisition, after the date of the Facilities Agreement (but excluding any Joint Venture Investment which is legally committed to be invested in a Joint Venture of the Target Group under arrangements existing at completion of the Acquisition) less the aggregate amount of distributions, profits, repayments, returns of capital, interest and redemptions connected with joint venture investments received by the Group together with the Total Purchase Price in respect of Permitted Acquisitions in that Financial Year permitted pursuant to paragraph (h) of the definition of Permitted Acquisition does not exceed an amount equal to the aggregate of (x) US$ 12,500,000 (or its equivalent in other currencies) and (y) the Additional Sources of Funding provided that if (I) a Joint Venture permitted under this paragraph subsequently becomes a Group Company or (II) the interest in a Joint Venture is subsequently disposed of by the a Group Company, the relevant Joint Venture Investment shall no longer count towards the US$ 12,500,000 threshold).

3.	For the purpose of the above:

“Additional Sources of Funding” means the aggregate of the following amounts:

(a)	the proceeds of any New Shareholder Injections which are used (directly or indirectly) for the purposes of financing that acquisition; and

(b)	Acceptable Funding Sources.

Schedule 3

Thresholds and Key Baskets

Relevant Threshold / Basket in Term Sheet	Basket

MANDATORY PREPAYMENTS

Disposal proceeds
Individual Disposal Proceeds de minimis	US$ 250,000

Aggregate Disposal Proceeds de minimis	US$ 1,000,000

Insurance proceeds
Individual Insurance Proceeds de minimis	US$ 250,000

Aggregate Insurance Proceeds de minimis	US$ 1,000,000

Report Recovery proceeds
Individual Recovery Proceeds de minimis	US$ 250,000

Aggregate Recovery Proceeds de minimis	US$ 1,000,000

Excess Cashflow
Excess Cashflow de minimis	US$ 10,000,000 to be held within the Group at all times

UNDERTAKINGS

Permitted Acquisitions
Permitted Acquisition basket	US$ 12,500,000 plus Additional Sources of Funding for both Permitted Acquisitions and Permitted Joint Ventures in each Financial Year

Threshold for look-forward on Permitted Acquisitions	US$ 4,500,000

Permitted Acquisitions
Aggregate negative LTM EBITDA basket	US$ 5,000,000

Threshold for delivery of due diligence on Permitted Acquisitions	US$ 4,500,000

Threshold for look-back on Acquisitions	US$ 2,500,000

Permitted Joint Ventures
Permitted Joint Venture basket	US$ 12,500,000 plus Additional Sources of Funding for both Permitted Acquisitions and Permitted Joint Ventures in each Financial Year

Permitted Security
Security basket for Receivables Financing basket	Security granted in respect of Financial Indebtedness permitted to be incurred under the Receivables Financing basket

Security for Onshore facilities to Onshore Group Companies and other local Facilities	Security granted in respect of Financial Indebtedness permitted to be incurred under the Onshore facilities to Onshore Group Companies and other local Facilities basket

General Security basket	US$ 2,500,000 over the life of Facilities

Permitted Disposals
Sale/Leaseback basket	US$ 2,500,000 over the life of Facilities (US$ 5,000,000 over the life of the Facilities aggregate basket shared with the Receivables Financing basket and Vendor Financing basket)

Receivables Financing basket	US$ 2,500,000 over the life of Facilities (US$ 5,000,000 over the life of the Facilities aggregate basket shared with the Sale/Leaseback basket and Vendor Financing basket)

Vendor Financing	US$ 2,500,000 over the life of Facilities (US$ 5,000,000 over the life of the Facilities aggregate basket shared with the Sale/Leaseback basket and Receivables Financing basket)

General Disposals basket	US$ 2,500,000 over the life of Facilities (calculated by the higher of the book value and net consideration receivable)

Permitted Loans
Existing intercompany loans to be permitted (see diligence for details)	Existing intercompany loans to be grandfathered as refinanced from time to time provided aggregate maximum amount does not increase.

Obligor to non-Obligor Basket	US$ 1,000,000 over the life of the Facilities

Loans to Employees basket	US$ 500,000 over the life of the Facilities when aggregated together with the Share Option basket

Share Option Loan basket	US$ 500,000 over the life of the Facilities when aggregated together with the Loans to Employees basket

General Loans Out basket	US$ 1,500,000 over the life of Facilities when aggregated together with the General Guarantees basket

Permitted Guarantees
General Guarantees basket	US$ 1,500,000 over the life of Facilities when aggregated together with the General Loans basket

Permitted Financial Indebtedness
Receivables Financing Basket	US$ 2,500,000 over the life of Facilities

Onshore facilities to Onshore Group Companies and other local Facilities basket	US$ 17,500,000

Cash Pooling Arrangement basket	Cash Pooling Arrangements to fall within the ancillary facilities

Vendor financing for Permitted Acquisitions	US$ 4,500,000 in any Financial Year of the Company (US$ 12,500,000 over the life of Facilities)

General Financial Indebtedness basket	US$ 5,000,000 over the life of Facilities

Permitted Payments
Management Fee	US$ 500,000 per annum

Miscellaneous
Maximum cash with non-Approved Banks	US$ 1,000,000

EVENTS OF DEFAULT
Cross Default Threshold	US$ 2,500,000

Judgement / Creditor’s threshold	US$ 2,500,000

Schedule 4

Agreed Security Principles1

1.	Certain Principles

The Company and the Lenders have agreed and acknowledged that their rights and obligations under the Finance Documents in respect of (i) the giving or taking of guarantees; (ii) the giving or taking of security; and (iii) all the rights and obligations associated with such giving or taking of guarantees and security, shall be subject to and limited by the Agreed Security Principles. The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective security from all Group Companies in every jurisdiction in which Group Companies are or may in the future be located.  In particular:

(a)
general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference or thin capitalization rules, laws or regulations (or analogous restrictions) may limit or prohibit the ability of a Group Company to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise. If any such limit applies, (i) the Obligors will (subject to compliance with applicable fiduciary duties) use all reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues and to remedy or mitigate any other limitation including, without limitation, so far as legally possible carrying out any whitewash procedure (or similar) and (ii) the guarantees and security provided will be limited to the maximum amount which the relevant Group Company may provide having regard to the applicable law regulation or analogous restrictions (as the case may be);

(b)
the giving of a guarantee, the granting and the terms of security or the perfection of the security granted will not be required to the extent that it would incur any legal fees, registration fees, stamp duty, taxes and any other fees or costs directly associated with such security or guarantee which are disproportionate to the benefit obtained by the Lenders;

(c)
where there is material incremental cost involved in creating security over all assets owned by an Obligor in a particular category (e.g. real estate) the principle stated at paragraph (b) above shall apply and, subject to the Agreed Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security;

(d)
any assets subject to third party arrangements which may prevent those assets from being charged will be excluded from any relevant security document provided that, if the relevant Obligor determines that such endeavours will not jeopardise commercial relationships with third parties, the relevant Group

1    Subject to local counsel input.

Company will use reasonable endeavours to obtain any necessary consent or waiver;

(e)
a Group Company will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant Group company (which cannot be solved by amending constitutional documents) or if the same would result in a risk to the officers of the relevant Group Company of liability for contravention of their fiduciary duties and/or personal or criminal liability on their part;

(f)
the terms of the security should not be such that they materially restrict the running of the business of or materially adversely affect the tax arrangements of the relevant Group Company in the ordinary course as otherwise permitted by the Finance Documents;

(g)	the security will be first ranking and over, to the extent possible under applicable law, present and future assets;

(h)
information, such as lists of assets, will be provided if and only to the extent, required by local law to be provided to perfect or register the relevant security interests and, unless required to be provided by local law more frequently, will be provided annually or while an Event of Default is continuing, on the Security Agent's reasonable request;

(i)
the perfection of security interests granted will not be required if it would have a material adverse effect on the ability of the relevant Group Company to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents;

(j)
no perfection action will be required in jurisdictions where a Group Company or asset subject to security is not located and with respect to any equity interest of any Group Company the subject of security, the pledge of which would require governmental (including regulatory) consent, approval, licence or authorisation, the relevant Group company will use reasonable endeavours to obtain such consent, approval, licence or authorisation;

(k)	the Security Agent will hold one set of security interests for the Lenders to the extent reasonably practicable taking into account local law considerations;

(l)
each security document should contain a clause which records if there is a conflict between the security document and the Facilities Agreement then (to the extent permitted by law) the provisions of the Facilities Agreement shall take priority over the provisions of the security document; and

(m)
no obligation or borrowing of a borrower or a guarantor incorporated under the federal laws of the United States of America (a “US Obligor”) may be (i) guaranteed by a "controlled foreign corporation" within the meaning of Section 957 of the US Internal Revenue Code of 1986, as amended (a "CFC") or secured by any assets of a CFC or (ii) secured by a pledge of any stock of the CFC in excess of 65 per cent. of a CFC's total combined voting power of all classes of stock entitled to vote.

2.	Terms of Guarantee and Security Documents

The following principles will be reflected in the terms of any guarantee and or security taken as part of this transaction:

(a)
no claims will be made under guarantees, and security will not be enforceable, until an Event of Default has occurred and the Facility Agent has exercised any of its rights under the “acceleration” provisions of the Facilities Agreement (an "Enforcement Event");

(b)	save as contemplated in the subsequent paragraphs, no notices of pledges or security interests will need to be delivered to third parties until an Enforcement Event has occurred.

(c)
the Lenders will not have any rights to vote any of the shares held by a Group Company which are pledged to them or to block any funds being transferred between Group Companies in accordance with the Finance Documents prior to the date on which an Enforcement Event has occurred.

(d)
the security documents should only operate to create security rather than to impose new commercial obligations.  Accordingly, they will not contain additional representations or undertakings (such as in respect of insurance, further security, information or the payment of costs) unless these are required for the creation or perfection of the security or are usual and customary in the relevant jurisdiction in connection with similar transactions for private equity sponsors or in the case of a Group Company providing security are consistent with the representations and undertakings in the Facilities Agreement;

(e)
the Security Agent should only be able to exercise any power of attorney granted to it under the security documents following the occurrence of an Event of Default which is continuing or failure to comply with an obligation under the relevant security document within 10 Business Days of that failure;

(f)	the security documents should not operate so as to prevent transactions which are permitted under the Facilities Agreement or to require additional consents or authorisations;

(g)
the security documents will permit disposals of assets where such disposal is permitted under the Facilities Agreement and will include assurances for the Security Agent to do all things reasonably requested to release security in respect of the assets the subject of such disposal; and

(h)	the security documents will not accrue interest on any amount in respect of which interest is accruing under the Facilities Agreement.

3.	Perfection of Security

(a)	To the extent possible, all security documents will be perfected pursuant to local law requirements.

(b)	Where obligatory or customary (as determined by the Security Agent and its local counsel):

(i)
a security document will contain a power of attorney allowing the Security Agent to perform, on behalf of the security provider, its obligations under such security document in accordance with paragraph 2(e) of these Agreed Security Principles; and

(ii)	documents of title relating to the assets charged will be required to be delivered to the Security Agent.

4.	Security Scope

(a)	When a Group Company accedes as a Guarantor under the Facilities Agreement it will provide security over its assets reflecting the provisions of these Agreed Security Principles.

(b)
If the relevant Guarantor is incorporated in a jurisdiction that is the same jurisdiction as a Group Company that has granted security either on or prior to the Closing Date (the "Initial Security") then the security to be provided by such Guarantor will be based on the existing security document in respect of the same class of assets owned by the relevant Guarantor as such Initial Security for Group Companies incorporated in that jurisdiction (updated as appropriate, including as required by law or local market practice).  If the relevant Guarantor is either incorporated in a jurisdiction different to any jurisdiction of a Group Company that has granted Initial Security or owns assets that were not the subject of the Initial Security, then such Guarantor will provide such Security over such assets as the Security Agent may reasonably require consistent with the principles recorded in these Agreed Security Principles.

5.	Guarantees/Security

(a)
Subject to the due execution of all relevant security documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law, obtaining any relevant foreign legal opinions and subject to any qualifications which may be set out in the Facilities Agreement and any relevant legal opinions obtained and subject to the requirements of the Agreed Security Principles, it is further acknowledged that the Security Agent shall:

(i)
receive the benefit of an upstream, cross stream and downstream guarantee and the security will be granted to secure all liabilities of the Obligors under the Finance Documents subject to the Agreed Security Principles; and

(ii)
(in the case of those security documents creating pledges or charges over shares) obtain a first priority valid charge or analogous or equivalent encumbrance over all of the shares in issue at any time in that entity which are owned by an Obligor.  Subject to local law requirements, such security document shall be governed by the laws of the jurisdiction in which such Obligor whose shares are being pledged is formed.

(b)
To the extent possible, all security shall be given in favour of the Security Agent and not the Finance Parties individually.  "Parallel debt" provisions will be used where necessary.  To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facilities to a new Lender.

(c)
If an Obligor owns shares in a Group Company that is not an Obligor and is not incorporated in a jurisdiction in which an existing Obligor is incorporated, no steps shall be taken to create or perfect security over those shares unless such entity is the holding company of an Obligor.

6.	Bank Accounts

(a)
If a Guarantor grants security over its bank accounts it shall be free to deal with those accounts in the course of its business until the occurrence of an Enforcement Event (unless the bank account is a cash collateral account or similar).

(b)
If required by local law to perfect the security, notice of the security will be served on the account bank within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 15 Business Days of service.  If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of 45 Business Days from the date of the security document.  Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the guarantor from using a bank account in the course of its business (unless the bank account is a cash collateral account or similar), no notice of the security shall be served until the occurrence of an Enforcement Event.

(c)
Any US Obligor will, if required by the Security Agent (acting reasonably) having regard to these Agreed Security Principles and the amount of cash held in deposit and securities accounts in the US, with respect to any deposit account (other than deposit accounts excluded by the relevant security document with the approval of the Security Agent) and securities account maintained by such US Obligor with any depository bank or securities intermediary, deliver or cause to be delivered to the Security Agent a control agreement in form and substance satisfactory to the Security Agent, duly executed by such US Obligor and the depository bank or the securities intermediary, as the case may be, with which such account is maintained.

(d)
Any security over bank accounts shall be subject to any prior security interests and any other rights (including but not limited to set off rights) in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank.  The notice of security may request these are waived by the account bank, but neither the relevant Group Company nor the account bank shall be required to change its banking arrangements if these security interests are not waived or only partially waived.

(e)
Unless an Enforcement Event has occurred, the Facility Agent shall not have discretion to refrain from applying or to hold in suspense accounts moneys received from the Group in respect of the Group's liabilities under the Finance Documents or to exercise any general rights of set-off.

7.	Fixed Assets and Inventory

(a)	Subject to the foregoing, a Guarantor will grant security over its fixed assets and inventory.

(b)	No notice, whether to third parties or by attaching a notice to the fixed assets, shall be served until the occurrence of an Enforcement Event.

8.	Insurance Policies

(a)	Subject to the foregoing, a Guarantor will grant security over its insurance policies.

(b)
If required by local law to perfect the security, notice of the security will be served on the relevant insurer within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 15 Business Days of service.  If the Guarantor has used reasonable endeavours but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of 45 Business Days from the date of the security document.

9.	Intellectual Property

(a)
Subject to the foregoing, a Guarantor will grant security over its material intellectual property, but it shall be free to deal with those assets in the ordinary course of its business (including without limitation allowing its intellectual property to lapse if no longer material to its business) subject to any restrictions in a Finance Document until the occurrence of an Enforcement Event.

(b)	If required for the validity, perfection or enforceability under local law, security over intellectual property will be registered under the law of the relevant transaction security document.

10.	Intercompany Receivables

(a)
Subject to the foregoing, a Guarantor and the Parent will grant security over its intercompany receivables but it shall be free to deal with those receivables in the ordinary course of its business subject to any restrictions in a Finance Document until the occurrence of an Enforcement Event.

(b)
Notice of the security will be served on the relevant lender within 5 Business Days of the security being granted and the Guarantor shall obtain an acknowledgement of that notice within 15 Business Days of service (or where possible, such notice and acknowledgments shall be given in a Finance Document).

11.	Trade Receivables

(a)
Subject to the foregoing, a Guarantor will grant security over its material trade receivables and material contracts but it shall be free to deal with those receivables in the ordinary course of its business subject to any restrictions in a Finance Document until the occurrence of an Enforcement Event.

(b)	No notice of security may be served until the occurrence of an Enforcement Event.

12.	Shares

(a)	Subject to the foregoing, a Guarantor will grant security over the shares in a Group Company and, where allowed, Joint Venture or minority shareholding owned by it.

(b)
The relevant Security Document will be governed by the laws of the jurisdiction of incorporation of the company whose shares are subject to security, and not by the law of the jurisdiction of incorporation of the company granting the security.

(c)
Save where not required by law, the share certificate and a stock transfer form executed in blank together with signed but undated director and secretary resignation letters and authorisation letters will be provided to the Security Agent, and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

(d)	Following an Enforcement Event the Security Agent may (to the extent possible under local law and subject to the “Transaction Security” section above):

(i)	transfer the shares into its name or to any other nominee as it shall select;

(ii)	exercise all rights and remedies that it would have under local law (e.g. power of sale); and

(iii)	apply all dividends and other payments received by it or by the security provider in satisfaction of the secured liabilities.

(e)
Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares prior to the creation of the security or as soon as possible thereafter

(f)
In respect of share pledges, until an Enforcement Event has occurred, the pledgors shall be permitted to retain and to exercise voting rights attaching to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors shall be permitted to receive and retain dividends on pledged shares/pay dividends upstream on pledged shares to the extent permitted under the Finance Documents.

13.	Real Estate

(a)	Subject to the foregoing, a Guarantor will grant security over its material real estate.

(b)	Unless it is material, there will be no obligation to investigate title, provide surveys or to conduct insurance, environmental or other diligence.

(c)
A Guarantor providing security over its real estate will be under no obligation to obtain any landlord, owner or other third party consent required to grant such security as such or to achieve a better priority in ranking, nor to investigate the possibility thereof, except when such consent is required by local law to perfect such security.

(d)
With respect to any leasehold real estate located in the US, no leasehold mortgage shall be required as is consistent with customary practice, unless such property is owned by another Group Company which has granted security on such property to the Security Agent and the leasehold interest has not been subordinated to the security on such property granted to the Security Agent.

14.	Debt

(a)
Subject to the foregoing, a US Obligor will pledge a security interest in (i) any debt instruments owned or acquired by it and (ii) the promissory notes and any other instruments evidencing all such debt instruments.

(b)
Each US Obligor will deliver or cause to be delivered to the Security Agent all promissory notes owned evidencing indebtedness in principal amount in excess of US$ 500,000 (or its equivalent) together with undated debt transfer forms duly executed in blank.

(c)
Each US Obligor will cause any indebtedness for borrowed money owed to such US Obligor in principal amount in excess of US$ 500,000 (or its equivalent) to be evidenced by a duly executed promissory note that is pledged and delivered to the Security Agent provided that with respect to any indebtedness for borrowed money owed to such US Obligor by any person that is not a Group Company, the relevant US Obligor will be required to use reasonable endeavours to cause such indebtedness for borrowed money to be evidenced by a duly executed promissory note.

15.	Release of Security

Unless required by applicable local law, the circumstances in which the security shall be released shall be dealt with in the Facilities Agreement.